  As filed with the Securities and Exchange Commission on December 24, 1996
                                                       Registration No. 333-
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------
                                  Form SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                                TUSCANY, INC.
      (Exact name of small business issuer as specified in its charter)

        Washington                                      5812                            91-1548202
(State or other jurisdiction of              (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)                  Classification No.)                 Identification No.)

                               Two Union Square
                         601 Union Street, Suite 4620
                          Seattle, Washington 98101
                                (206) 292-1550
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                    ------

                                 Jim Simonson
                                  President
                                Tuscany, Inc.
                               Two Union Square
                         601 Union Street, Suite 4620
                          Seattle, Washington 98101
                                (206) 292-1550
          (Name, address and telephone number of agent for service)
                                    ------

                       Copies of all communications to:
     ROBERT J. MITTMAN, ESQ.                     ALAN H. ARONSON, ESQ.
      Tenzer Greenblatt LLP               Akerman, Senterfitt & Eidson, P.A.
      The Chrysler Building                    One Southeast 3rd Avenue
      405 Lexington Avenue                     Miami, Florida 33131-1704
  New York, New York 10174-0208                Telephone: (305) 374-5600
    Telephone: (212) 885-5000                  Facsimile: (305) 374-5095
    Facsimile: (212) 885-5001

   Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                       CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
                                                  Proposed
                                              Maximum Offering  Proposed Maximum    Amount of
   Title of Each Class of        Amount to       Price Per     Aggregate Offering  Registration
Securities to be Registered    be Registered    Security (1)       Price (1)           Fee
----------------------------------------------------------------------------------------------
Common Stock, par value $.01
 per share ..................  1,840,000(2)        $5.00           $9,200,000       $2,787.88
----------------------------------------------------------------------------------------------
Warrants, each to purchase
 one share of Common Stock ..  1,840,000(2)         $.10            $184,000          $55.76
----------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share, issuable
 upon exercise of the
 Warrants (3)  .............     1,840,000         $5.00           $9,200,000       $2,787.88
----------------------------------------------------------------------------------------------
Total  .......................................................    $18,584,000       $5,631.51
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Assumes the Underwriter's over-allotment option to purchase up to 240,000 additional shares of Common Stock and/or 240,000 Warrants is exercised in full.

(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Common Stock as may become issuable upon exercise of the Warrants pursuant to anti-dilution provisions contained in the Warrants.

                                TUSCANY, INC.

                  CROSS REFERENCE SHEET PURSUANT TO RULE 404

             Registration Statement Item Number and Caption                        Prospectus Caption
           ---------------------------------------------------       ------------------------------------------------------
1.        Front of the Registration Statement and Outside Front
          Cover Page of Prospectus .............................     Forepart of the Registration Statement and Outside Front
                                                                     Cover Page of Prospectus
2.        Inside Front and Outside Back Cover Pages
          of Prospectus ........................................     Inside Front and Outside Back Cover Pages of Prospectus
3.        Summary Information and Risk Factors .................     Prospectus Summary; Risk Factors
4.        Use of Proceeds ......................................     Use of Proceeds
5.        Determination of Offering Price ......................     Outside Front Cover Page of Prospectus; Risk Factors;
                                                                     Underwriting
6.        Dilution .............................................     Risk Factors; Dilution
7.        Selling Security Holders .............................     Not Applicable
8.        Plan of Distribution .................................     Outside Front Cover Page of Prospectus; Underwriting
9.        Legal Proceedings ....................................     Not applicable
10.       Directors, Executive Officers, Promoters and Control
          Persons ..............................................     Management
11.       Security Ownership of Certain Beneficial
          Owners and Management ................................     Principal Shareholders
12.       Description of Securities ............................     Outside and Inside Front Cover Pages of Prospectus; Prospectus
                                                                     Summary; Capitalization; Description of Securities
13.       Interest of Named Experts and Counsel ................     Legal Matters
14.       Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities .......................     Exculpatory Provisions and Indemnification Matters
15.       Organization Within Last Five Years ..................     Certain Transactions
16.       Description of Business ..............................     Prospectus Summary; Risk Factors; Use of Proceeds; Business
17.       Management's Discussion and Analysis or Plan
          of Operation .........................................     Management's Discussion and Analysis of Financial Condition
                                                                     and Results of Operations
18.       Description of Property ..............................     Business
19.       Certain Relationships and Related Transactions .......     Certain Transactions
20.       Market for Common Equity and Related Stockholder
          Matters ..............................................     Outside Front Cover Page: Risk Factors; Dividend Policy;
                                                                     Description of Securities
21.       Executive Compensation ...............................     Management
22.       Financial Statements .................................     Financial Statements
23.       Changes In and Disagreements With Accountants on
          Accounting and Financial Disclosure ..................     Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                PRELIMINARY PROSPECTUS DATED DECEMBER 24, 1996
                            SUBJECT TO COMPLETION
                                TUSCANY, INC.
           1,600,000 SHARES OF COMMON STOCK AND REDEEMABLE WARRANTS
                 TO PURCHASE 1,600,000 SHARES OF COMMON STOCK

   The Company is offering hereby 1,600,000 shares (the "Shares") of the common stock of the Company (the "Common Stock") and redeemable warrants to purchase 1,600,000 shares of Common Stock (the "Warrants"). The Shares and Warrants may be purchased separately and will be separately transferrable immediately upon issuance. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment in certain circumstances, at any time until , 2002. The Warrants are redeemable by the Company, upon the consent of the Underwriter, at any time upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. See "Description of Securities."

   Prior to this offering there has been no public market for the Common Stock or Warrants and there can be no assurance that any such market will develop. It is anticipated that the Common Stock and Warrants will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "BGEL" and "BGELW," respectively. The offering prices of the Shares and Warrants, and the exercise price of the Warrants, were determined pursuant to negotiations between the Company and the Underwriter and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the offering prices of the Shares and Warrants, see "Underwriting."


                                    ------
THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
  RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY
    INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
              FACTORS" COMMENCING ON PAGE 8 AND "DILUTION" ON PAGE 18.
                                        ------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------
                                   Price      Underwriting    Proceeds
                                     to       Discounts and      to
                                   Public    Commissions(1)  Company(2)
-----------------------------------------------------------------------------
Per Share .....................     $5.00         $.50          $4.50
-----------------------------------------------------------------------------
Per Warrant  ..................     $.10          $.01          $.09
-----------------------------------------------------------------------------
Total (3)  .................... $8,160,000     $816,000     $7,344,000
-----------------------------------------------------------------------------

(1) The Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance, to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 160,000 shares of Common Stock and/or 160,000 warrants and to retain the Underwriter as a financial consultant. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, including the Underwriter's nonaccountable expense allowance in the amount of $244,800 ($281,520 if the Underwriter's over-allotment option is exercised in full), estimated at $644,000.

(3) The Company has granted to the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock and/or 240,000 additional Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $9,384,000, $938,400 and $8,445,600, respectively. See "Underwriting."
                                      ------

   The Shares and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Shares and Warrants will be made against payment therefor at the offices of the Underwriter, 7 Hanover Square, New
York, New York 10004, on or about      , 1997.

                                    ------

                         Paragon Capital Corporation

                   The date of this Prospectus is    , 1997

                            AVAILABLE INFORMATION

   As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all share and per share data and information in this Prospectus (i) gives retroactive effect to a 1- for -3.4 reverse split of the Common Stock effected on December 5, 1996 and (ii) assumes no exercise of the Underwriter's over-allotment option to purchase up to 240,000 additional shares of Common Stock and/or 240,000 additional Warrants. See "Underwriting" and Note 11 to Notes to Financial Statements.

   This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                 THE COMPANY

   Tuscany, Inc. (the "Company") operates 28 specialty coffee and bagel cafes and bars under the Tuscany name, all of which offer gourmet and specialty coffee beverages and coffee beans and 20 of which also offer fresh baked bagels and related food products. The Company's stores are currently located in the Pittsburgh and Philadelphia, Pennsylvania; Cleveland, Ohio; St. Louis, Missouri; Denver, Colorado; and Dallas and Houston, Texas metropolitan areas. The Company developed its Tuscany cafe concept by combining the relaxed atmosphere of a coffee house with the warm, inviting environment of a bagel bakery in a "cafe" style setting to differentiate its Tuscany cafes from other coffee stores and other bagel bakeries and to appeal to a broad range of customers.

   In an effort to increase the Tuscany name recognition and customer loyalty, the Company has developed a prototypical image for its coffee and bagel cafes and bars. The Company's 16 coffee and bagel cafes feature the use of rich woods, custom wall coverings, sconce lighting, tile and hardwood floors and comfortable seating. These Tuscany cafes generally range in size from 1,000 to 3,000 square feet and generally have seating capacities from approximately 20 to 90 customers. The Company also operates 12 coffee and bagel bars, ranging in size from 300 to 1,250 square feet, which are targeted primarily towards the take-out or "on-the-run" customer and have limited seating capacities. These Tuscany bars feature the distinctive Tuscany signage, logos and color scheme and are designed to compliment the Tuscany cafe concept. The Company's coffee and bagel cafes are primarily located in shopping and retail centers in upper middle class and affluent suburban residential neighborhoods and its coffee and bagel bars are primarily located in lobbies of large office buildings.

   The Company's coffee and bagel cafes offer a cafe style menu which features a wide variety of specialty coffee beverages, including espresso, cappuccino and latte beverages, hot and iced; up to 16 varieties of fresh baked bagels, sold individually and by the dozen; sandwiches prepared on bagels and other breads; cream cheese and other spreads; freshly prepared salads and soups; beverages such as premium iced teas, Italian sodas, granitas and bottled waters; and coffee beans. The Company's coffee and bagel bars offer a limited cafe menu, which includes hot and iced coffee beverages; bagels; spreads; cold beverages; and coffee beans. Eight of the Company's current Tuscany cafes have bagel ovens on site, which also accommodate the daily bagel requirements of most of the Company's other Tuscany cafes and bars (8 of its bars currently obtain their bagel requirements from local area bakeries). In addition, pursuant to the Company's current expansion plans, bagel ovens are to be installed at two additional existing cafes by March 1997 and, in the future, will be installed at most of the Company's proposed new Tuscany cafes prior to their initial opening. The Company believes that it is one of the few operators of multiple unit bagel bakeries which offer a wide variety of high quality specialty coffee beverages.

   The markets for specialty coffee and bagels have grown significantly over the past several years. The American Association of Specialty Coffee (the "AASC") estimates that sales in the specialty coffee retail market in the United States increased from $295 million in 1983 to approximately $2 billion in 1994 and from 3.6% of total coffee sales to 31.0% of total coffee sales over the same period and that they are expected to account for 50% of total coffee sales by the year 2000. Similarly, industry sources estimate that bagel consumption in the United States increased over the same period by approximately 169% to 3.6 pounds per person per annum in 1994. The bagel industry had estimated sales of $2.5 billion in 1994 and is experiencing an annual growth rate in excess of 20%. The Company believes that the reasons for the significant growth in the specialty coffee and bagel markets are the fact that each is an indulgence which substantially all consumers can afford; the increasing consumer awareness of and appreciation for such specialty food products; in the case of bagels, their acceptance as more than an ethnic or breakfast food; and current trends among consumers to eat healthy foods and to search for convenient foods that can be eaten on-the-run.

   The Company is currently implementing a strategy to expand its operations, initially by focusing on the Pittsburgh, Cleveland and St. Louis markets, where it has already established a presence of 9, 5 and 4 locations, respectively, and has 2 additional cafes under construction (in addition to one cafe under construction in Philadelphia). The Company's current business plan indicates an intent to open approximately 12 to 16 Tuscany cafes and bars by January 1998 (in addition to the 3 cafes currently under construction), with a primary emphasis on cafes.

   The Company believes that its target markets offer significant opportunities because, unlike other markets, such as the Seattle coffee market and the New York City bagel market, they are relatively unsaturated. Industry sources estimate that over 70% of bagel shops are located in New York, New Jersey, Florida and California and that the specialty coffee market is disproportionately concentrated in the Pacific Northwest, particularly Washington and Oregon. The Company also believes that its early entrance into its target markets positions it to capitalize on perceived opportunities in these markets.

   The Company commenced operations by opening two traditional coffee bars in Seattle, Washington in 1992. The Company opened its first coffee bar under the Tuscany name in Denver, Colorado in September 1993, after which it opened 14, and franchised three (one of which franchises has since been terminated), additional coffee bars from November 1993 to September 1995. Subsequently, the Company determined that markets outside of Seattle offered greater opportunities for expansion in the retail coffee industry and that the bagel market was, like the coffee market, among the fastest growing segments of the retail food industry. Consequently, the Company sold its Seattle coffee bars in December 1993 and June 1994, shifted its focus towards a more coffee-house style cafe concept and away from franchising in October 1995 and began to offer bagels at its cafes and bars in March 1996. Accordingly, while the Company has been in business since 1992, it has a limited relevant operating history upon which an evaluation of its prospects and future performance can be made.

   The Company's success will be substantially dependent upon, among other things, achieving significant market acceptance for its Tuscany cafe concept in relatively underdeveloped specialty food markets, establishing and operating a sufficient number of successful coffee and bagel cafes in each of its targeted geographic markets to achieve economies of scale and developing customer recognition and loyalty for the Tuscany brand name in such areas. The Company requires proceeds substantially in excess of the proceeds of this offering to implement its expansion strategy. The Company expects to incur significant expenditures in connection with implementing its expansion strategy which will result in continued significant losses for the foreseeable future. There can be no assurance that the Company will be able to successfully expand its operations or that the Company will ever achieve profitable operations. See "Risk Factors."

   The Company was incorporated under the laws of the State of Washington in February 1992 under the name Expresso Incorporated, changed its name to Expresso Franchise Corp. in August 1992 and changed its name to Tuscany, Inc. in November 1995. Unless the context requires otherwise, all references to "the Company" include Expresso Real Estate Corp., a wholly-owned subsidiary of the Company. The Company's executive offices are located at Two Union Square, 601 Union Street, Suite 4620, Seattle, Washington 98101 and its telephone number is (206) 292-1550.

                              RECENT FINANCINGS

   In November and December 1996, the Company completed a $1,800,000 private placement (the "Company Financing") of 36 units (the "Company Financing Units"), each $50,000 Company Financing Unit consisting of (i) an unsecured convertible promissory note of the Company in the principal amount of $50,000, bearing interest at the rate of 9% per year, payable quarterly commencing December 31, 1996 (each, a "Company Financing Note") and (ii) 10,353 warrants, each to purchase one share of Common Stock (the "Company Financing Warrants"). The entire $1,800,000 principal amount of, plus accrued and unpaid interest on, the Company Financing Notes will automatically be converted into shares of Common Stock (at the rate of one share of Common Stock for each $3.74 of indebtedness then outstanding) immediately prior to, and the 372,708 outstanding Company Financing Warrants will be exercisable at a price of $5.00 per share for a period of two years commencing upon, the consummation of this offering. After payment of fees and expenses incurred in connection with the Company Financing, the Company received net proceeds of approximately $1,640,000 from the sale of the Company Financing Units.

   In December 1996, the Company also completed a $900,000 private placement (the "Bridge Financing") of 18 units (the "Bridge Units"), each $50,000 Bridge Unit consisting of (i) an unsecured non-negotiable promissory note of the Company in the principal amount of $50,000, bearing interest at the rate of 9% per year, payable semi-annually, and maturing upon the consummation of this offering (each, a "Bridge Note") and (ii) 10,000 shares of Common Stock. After payment of $90,000 in placement agent fees to the Underwriter, which acted as placement agent for the Company in connection with the Bridge Financing, and other offering expenses of approximately $50,000, the Company received net proceeds of approximately $760,000 from the sale of the Bridge Units. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Securities."

                                 THE OFFERING

Securities offered ............  1,600,000 Shares and Warrants to purchase
                                 1,600,000 shares of Common Stock. The Shares and Warrants may be purchased separately and will be separately transferable immediately upon issuance. See "Description of Securities."

Common Stock to be outstanding
  after this offering(1)(2) ...  4,421,852 shares of Common Stock

Warrants(3):

  Number to be outstanding
   after this offering.........  1,600,000 Warrants

 Exercise terms ...............  Exercisable immediately, each to purchase one share of Common Stock at a price of
                                 $5.00, subject to adjustment in certain
                                 circumstances. See "Description of
                                 Securities -- Redeemable Warrants."

 Expiration date ..............        , 2002


 Redemption....................  Redeemable by the Company, upon the consent of the Underwriter, at any time, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. The Warrants will be exercisable until the close of business on the date fixed for redemption. See "Description of Securities -- Redeemable Warrants."

Use of Proceeds................  The Company intends to use the net proceeds of this offering to construct and open
                                 coffee and bagel cafes and bars; to repay indebtedness; to remodel certain existing Tuscany locations; and the balance for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors...................  The securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

Proposed Nasdaq symbols .......  Common Stock -- BGEL
                                 Warrants -- BGELW

------
(1) Includes approximately 1,944,815 shares of Common Stock which will be issued immediately prior to the consummation of this offering, consisting of: (i) 135,297 shares of Common Stock which will be issued upon exercise of certain outstanding warrants; (ii) approximately 813,529 shares of Common Stock which will be issued upon conversion of the 2,766,000 outstanding shares of the Series A convertible preferred stock, par value $.01 per share, of the Company (the "Series A Preferred Stock"); (iii) approximately 514,706 shares of Common Stock which will be issued upon conversion of the 1,750,000 outstanding shares of the Series B convertible preferred stock, par value $.01 per share, of the Company (the "Series B Preferred Stock"), and (iv) 481,283 shares of Common Stock which will be issued upon conversion of the Company Financing Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" "Description of Securities."

(2) Does not include: (i) 1,600,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 320,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) an aggregate of 372,708 shares of Common Stock reserved for issuance upon exercise of the Company Financing Warrants; (iv) 203,000 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1996 Stock Option Plan (the "Option Plan"); (v) 147,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plan; (vi) 235,294 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants; and (vii) up to 45,000 shares of Common Stock reserved for issuance in the event the Company fails to satisfy certain obligations with respect to the registration of the shares of Common Stock issued in connection with the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- 1996 Stock Option Plan," "Certain Transactions," "Description of Securities" and "Underwriting."

(3) Does not include any of the warrants referred to in clause (i) of footnote 1 above or clauses (ii), (iii) or (vi) of footnote 2 above.

                        SUMMARY FINANCIAL INFORMATION

   The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                                  Year Ended               Nine Months
                                               December 31, 1995       Ended September 30,
                                               -----------------  ----------------------------
                                                                       1995           1996
                                                                   ------------    ------------
     Net sales  ............................     $2,488,840       $1,678,579      $3,317,272
     Gross profit  .........................        992,992          656,216       1,099,961
     Loss from operations  .................      1,342,128          904,052       1,875,782
     Net loss  .............................      1,684,763        1,178,872       2,080,639
     Pro forma net loss per share(1)  ......            .69              .48             .80
     Pro forma weighted average number of
        shares outstanding(2) ..............      2,451,774        2,450,399       2,591,663

BALANCE SHEET DATA:

                             December 31, 1995                   September 30, 1996
                             -----------------  --------------------------------------------------
                                                                                          As
                                                     Actual        Pro Forma(3)     Adjusted(3)(4)
                                                 --------------    --------------   ---------------
Working capital (deficit)       $ (2,456,670)     $(4,179,359)      $(1,733,358)     $ 4,051,642
Total assets  ............        3,851,153         6,620,643         8,737,437       13,444,644
Total liabilities  .......        2,897,874         4,572,779         4,665,877        3,165,779
Shareholders' equity  ....          953,279         2,047,864         4,071,560       10,278,865

------
(1) Based on the proforma weighted average number of shares.


(2) Gives effect not only to issuances of shares of Common Stock, options and warrants, and contributions to capital of shares of Common Stock within twelve months prior to the initial filing of the registration statement of which this Prospectus is a part, but also gives pro forma effect to the issuance immediately prior to the consummation of this offering of
    (i) 135,297 shares of Common Stock upon exercise of certain outstanding warrants, (ii) 481,283 shares of Common Stock upon conversion of the Company Financing Notes, (iii) an aggregate of 1,328,235 shares of Common Stock upon conversion of the Series A Preferred Stock and Series B Preferred Stock and (iv) the contribution to the Company's capital by two officers of the Company of an aggregate of 235,294 shares of Common Stock. See "Certain Transactions," "Description of Securities" and Note 1 to Notes to Financial Statements.


(3) Gives effect to (i) the Company's sale of 36 Company Financing Units in November and December 1996 in connection with the Company Financing, the application of the $1,640,000 in net proceeds therefrom, a related non-recurring charge of $4,700 and the conversion immediately prior to the consummation of this offering of the Company Financing Notes into 481,283 shares of Common Stock, (ii) the sale of 18 Bridge Units in December 1996 in connection with the Bridge Financing and the application of the $760,000 in net proceeds therefrom, (iii) the issuance immediately prior to the consummation of this offering of 135,297 shares of Common Stock upon exercise of certain outstanding warrants for aggregate proceeds of $46,001 and (iv) the contribution to the Company's capital by two officers of the Company of an aggregate of 235,294 shares of Common Stock (collectively, the "Pro Forma Adjustments"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions" and "Description of Securities."

(4) Gives effect to (i) the sale of the Shares and Warrants offered hereby and the application of the estimated net proceeds therefrom, including for the repayment of the Bridge Notes and (ii) a non-recurring charge of $477,695 relating to the Bridge Financing. See "Use of Proceeds."

                                 RISK FACTORS

   The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.


   1. Limited Relevant Operating History; Limited Revenues; Significant and Increasing Losses; Explanatory Paragraph in Independent Auditors' Report.
The Company opened its first Tuscany location in September 1993, introduced its cafe concept in October 1995 and first began to offer bagels at its cafes and bars in March 1996. Additionally, 13 of the Company's locations have been in operation for less than 18 months. Accordingly, the Company has a limited relevant operating history upon which an evaluation of its prospects and future performance can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business in the highly competitive specialty and gourmet segments of the food service industry, which are characterized by a high rate of failure and an increasing number of market entrants. Since inception, the Company has generated limited revenues and incurred significant losses, including losses of $1,684,763 and $2,080,639 during the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, resulting in an accumulated deficit of $4,639,281 at September 30, 1996. Losses are continuing and increasing through the date of this Prospectus. The Company intends to incur significant expenditures in connection with its expansion strategy (including the payment of rent for new locations prior to their opening) which will result in continued significant losses for the foreseeable future. The Company will also incur non-recurring charges in an aggregate amount of $482,395 relating to the Bridge Financing and the Company Financing. Losses are expected to continue until such time, if ever, that the Company is able to generate a level of revenues sufficient to offset its cost structure in addition to reducing its operating costs on a per location basis. The Company believes that generation of that level of revenues is dependent upon its Tuscany cafe concept achieving significant market acceptance in relatively underdeveloped specialty food markets, establishing and operating a sufficient number of coffee and bagel cafes in each of its target markets to achieve economies of scale and developing customer recognition and loyalty for the Tuscany brandname. There can be no assurance that the Company will achieve significant increased revenues or profitable operations. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements, stating that they have been prepared assuming that the Company will continue as a going concern and that recurring losses from operations and projected future cash requirements raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.


   2. Significant Capital Requirements; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant and its cash requirements have been exceeding its cash flow from operations (at September 30, 1996, the Company had a working capital deficit of $4,179,359) due to, among other things, costs associated with development, opening and start-up costs of new coffee and bagel cafes and bars and building a corporate infrastructure sufficient to support the Company's proposed expanded operations. As a result, the Company has been substantially dependent upon sales of its equity and debt securities (which have raised in excess of $9,000,000 since September 1994), a line of credit from Seafirst Bank and equipment financing to finance its working capital requirements, and upon personal guarantees of directors and shareholders to secure the line of credit. The Company is dependent upon the proceeds of this offering to finance its proposed expansion over the twelve months following the consummation of this offering. Based on the Company's current proposed plans and assumptions relating to the implementation of its expansion strategy (including the timetable of opening new coffee and bagel cafes and bars and the costs associated therewith), the Company anticipates that the net proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or difficulties or otherwise) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement the Company's proposed expansion strategy, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, additional financing and it is not anticipated that any shareholders will provide any additional guarantees for Company obligations. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail its expansion efforts. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders. See "Use of Proceeds," "Dilution," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   3. Shift in Business Emphasis; Limited Cafe and Bar Base. The Company's initial strategy was to operate and franchise traditional coffee bars with limited food offerings. From April 1992 through September 1995, the Company opened 16 (two of which it subsequently sold), and franchised three (one of which franchises was subsequently terminated) such coffee bars. Thereafter, the Company discontinued seeking franchisees and recently shifted its business emphasis by introducing its cafe concept in October 1995 and its combination coffee/bagel bakery concept in March 1996. Currently, the Company operates 12 bars and 16 cafes, of which 9 locations feature bagel ovens (which accommodate the bagel needs of all but 8 of the Company's current locations). The results achieved to date by the Company's relatively small base of coffee and bagel cafes and bars may not be indicative of the prospects or market acceptance of a larger number of locations. Moreover, in light of the Company's small location base and limited number of bagel baking sites, the lack of success, material interruption in operation or closing of any of its locations, the unsuccessful operation of a new location or the break-down of any of its bagel ovens could have a material adverse effect on the financial condition or results of operations of the Company. See "Business."

   4. Risks Relating to Proposed Expansion; Potential Market Saturation. The Company is currently implementing a strategy to expand its operations and will seek to increase significantly the number of Tuscany cafes and bars. The Company has limited experience in effectuating rapid expansion and in managing a large number of locations that are geographically dispersed. The Company's current business plan indicates an intent to open approximately 12 to 16 Tuscany cafes and bars by January 1998 (in addition to the 3 cafes currently under construction), with a primary emphasis on cafes. The Company's proposed expansion will be dependent on, among other things, the proceeds of this offering, achieving significant market acceptance for its Tuscany cafe concept in relatively undeveloped specialty food markets, developing customer recognition and loyalty for the Tuscany name, identifying a sufficient number of prime locations and entering into lease arrangements for such locations on favorable terms, timely development and construction of new coffee and bagel cafes and bars, securing required governmental permits and approvals, hiring, training and retaining skilled management and other personnel, the Company's ability to integrate new coffee and bagel cafes and bars into its operations and the general ability to successfully manage growth (including monitoring cafe and bar operations, controlling costs and maintaining effective quality controls). There can be no assurance that the Company will be successful in opening the number of cafes and bars currently anticipated in a timely manner, or at all, or that, if opened, those cafes and bars will operate profitably. Moreover, while the Company believes that its target markets are relatively unsaturated, a significant number of new market entrants in such markets could have a material adverse effect on the Company's operating results. A significant number of new market entrants could also adversely affect the Company's ability to identify and enter into leases for prime locations for new coffee and bagel cafes and bars. Currently, the Company believes that its target markets are relatively underdeveloped in specialty foods and there can be no assurance that such markets will develop. See "Business -- Expansion Strategy."

   5. Significant Outstanding Indebtedness; Security Interests. In order to finance its capital requirements, the Company has incurred significant indebtedness. At September 30, 1996, there was outstanding approximately $4,443,000 of short-term indebtedness, including approximately $2,200,000 of indebtedness under a $600,000 line of credit and $1,600,000 principal amount promissory note from Seafirst Bank ("Seafirst"), of which $200,000 was paid in December 1996. The $600,000 line of credit is due in March 1997 and the Company is required to repay $200,000 of indebtedness under the note in each of March 1997 and June 1997. The $1,000,000 balance of the note is due in September 1997. In connection with obtaining the line of credit and loan, certain directors and shareholders of the Company guaranteed the Company's obligations to Seafirst. As consideration for such guarantees, the Company, among other things, granted to the guarantors a security interest in all of the Company's furniture, fixtures and equipment. The Company's indebtedness to Seafirst requires the Company to maintain a designated minimum net worth. The Company has in the past been in default of this financial covenant and received waivers from Seafirst. There can be no assurance that Seafirst will continue to waive defaults in the future. In the event of a default, Seafirst could declare the Company's indebtedness to become immediately due and payable. In such event, the guarantors could be required to satisfy the Company's obligations under the line of credit and note and could foreclose on the Company's assets in which they have a security interest. Moreover, to the extent that the Company's assets continue to secure such guarantees, such assets will not be available to secure additional indebtedness. Although the Company has allocated $1,000,000 of the proceeds of this offering to make the March 1997 and June 1997 payments under the line of credit and note, it has not allocated any proceeds to repay the $1,000,000 balance due under the note. If the note is not extended and the Company is not able to obtain replacement financing, the Company could be required to use a portion of the proceeds of this offering to repay the amounts then outstanding ($1,000,000) and would have less funds available for intended purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

   6. Dependence on Sole Source Suppliers. The Company is dependent upon Boyd Coffee Company ("Boyd Coffee"), a shareholder of the Company, and Guttenplan Bakery Incorporated ("Guttenplan") for its supply of coffee and bagel dough, respectively. In addition, Boyd Coffee purchases all of the coffee beans and blends, roasts, stores, packages and distributes all of the coffee which the Company uses in its operations. The Company is substantially dependent upon the ability of Boyd Coffee and Guttenplan to, among other things, comply with the Company's quality specifications, as well as devote significant capacity to meet the Company's scheduled delivery requirements. There can be no assurance that such suppliers will continue to meet such specifications or satisfy the Company's requirements, particularly in the event the Company successfully expands its operations. Failure by Boyd Coffee or Guttenplan to satisfy the Company's specifications and requirements could have a material adverse effect on the Company. The Company has not entered into a written agreement with Boyd Coffee or Guttenplan, and such suppliers provide similar services to other customers. Boyd Coffee also markets coffee under its own private label. Either supplier could terminate its arrangement with the Company at any time. Although the Company developed the recipes for its coffees and believes that there are alternative coffee blenders and roasters and bagel dough manufacturers available, the unavailability of Boyd Coffee's or Guttenplan's services to the Company could result in delays in the delivery of coffee or bagel dough which would have a material adverse effect on the Company's operating results. See "Business -- Supply" and "Certain Transactions."

   7. Fluctuations in Availability and Cost of Green Coffee. Coffee prices are extremely volatile. Boyd Coffee and any other supplier from whom the Company might purchase coffee are subject to volatility in the supply and price of green coffee beans. Although most coffee trades in the commodity market, arabica coffee beans, the quality sought by the Company, tend to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by many factors such as adverse weather conditions, the number of coffee trees planted, the health of coffee trees, infestation problems, harvesting practices, and political and economic factors in coffee producing countries which could result in coffee production limits, price support programs or expert quotas. At various times, organizations such as the International Coffee Organization and the Association of Coffee Producing Countries ("ACPC") have attempted to reach agreements or take actions to increase the price of green coffee. In July 1994, the ACPC implemented a plan to restrict the worldwide production of coffee to raise the price of coffee beans and correct any imbalances of supply which could have resulted from two frosts in Brazil which killed or damaged many coffee trees. Although the Company believes that customers will accept reasonable price increases made necessary by increased costs, significant price increases are likely to affect the demand for the Company's coffee products. The Company's ability to raise prices, however, may be limited by competitive pressures if competing specialty coffee retailers do not raise prices in response to increased coffee prices. The Company's inability to pass through higher coffee prices in the form of higher retail prices for coffee beans and beverages could have a material adverse effect on the Company. Alternatively, if coffee prices decline to too low a level, there could be an adverse effect on the supply and quality of coffee beans available from coffee producing countries, which could have a material adverse effect on the Company. See "Business -- Supply."

   8. Consumer Preferences; Factors Affecting the Food Service Industry. The food service industry in general, and the specialty and gourmet segment in particular, is characterized by frequent introduction of new products and is subject to changing consumer preferences, tastes and eating and purchasing habits, which may adversely affect the Company's ability to plan for future product introduction. While the markets for specialty coffees and bagels have grown significantly over the past several years, there can be no assurance that such markets will continue to grow or that these trends will not be reversed. Moreover, since prices for specialty coffee are higher than those for other coffee products, unfavorable national, regional or local economic factors could adversely affect consumer willingness to pay higher prices for the Company's coffee products. The Company's success will depend on the Company's ability to anticipate and respond to changing consumer preferences, tastes and eating and purchasing habits, as well as other factors affecting the food service industry, including, new product introductions, new market entrants, pricing strategies of competitors, demographic trends and unfavorable national, regional and local economic conditions, inflation, increasing coffee, bagel dough and other food and labor costs. Failure to respond to such factors in a timely manner could have a material adverse effect on the Company. See "Business Industry Overview" and "-- Supply."

   9. Limited Menu. The Company's cafes and bars currently have a limited product offering which feature coffee beans, coffee beverages, bagels and bagel sandwiches. Sales of coffee beverages, bagels and other food products and coffee beans accounted for approximately 61%, 25% and 4% of the Company's net sales, respectively, during the year ended December 31, 1995, and 48%, 40% and 3%, respectively, during the nine months ended September 30, 1996. The Company anticipates that sales of coffee and bagel related products will continue to account for substantially all of the Company's revenues for the foreseeable future. Accordingly, a decline in sales of such products, due to evolving consumer preferences, industry trends, or other reasons, could have an adverse effect on the Company. The Company could also be adversely affected by adverse publicity relating to such products, such as perceived health concerns relating to caffeine. See "Business -- Tuscany Concept-Menu."

   10. Geographic Concentration. All of the Company's coffee and bagel cafes and bars are located in only seven metropolitan areas and the Company's expansion strategy is focused almost exclusively on three of these markets. Given the Company's geographic concentrations, adverse publicity relating to the Company's cafes and bars or other regional or local factors could have a more pronounced adverse effect on the Company's operating results than might be the case if the Company's cafes and bars were more geographically dispersed. See "Business -- Restaurant Locations."

   11. Intense Competition; Limited Barriers to Competition. The food service industry in general, and the specialty and gourmet segment in particular, is intensely competitive with respect to quality, pricing, service, concept, convenience, location and value. There are numerous well established operators of national, regional and local specialty coffee stores and gourmet bagel shops possessing substantially greater financial, supply, distribution, marketing, personnel and other resources than the Company, as well as a continuing significant number of new market entrants. Many of these competitors have achieved national, regional and local brandname recognition and product loyalty and engage in extensive advertising and promotional campaigns, both generally and in response to efforts by competitors to open new location or introduce new products. The Company competes with gourmet food stores, supermarkets, convenience stores, bakeries and delicatessens, as well as specialty coffee retailers and bagel shops. The Company believes that competition for coffee and bagel products in its target markets will increase significantly because such markets are relatively unsaturated. Moreover, the Company believes that the start-up costs associated with opening and operating a specialty coffee store or bagel shop are not a significant impediment to enter into the retail coffee or bagel business. There can be no assurance that the Company will be able to compete successfully. See "Business -- Competition."

   12. Uncertainty of Protection of Proprietary Information. The Company believes that its trademarks and servicemarks have significant value and are important to the marketing of its coffee and bagel cafes and bars and products. There can be no assurance, however, that the Company's marks do not or will not violate the proprietary rights of others or that the Company's marks would be upheld, or that the Company would not be prevented from using its marks, if challenged, any of which could have an adverse effect on the Company. In addition, the Company relies on trade secrets and proprietary know-how, and employs various methods, to protect its concepts and recipes. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts and recipes. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its executives and key management, the Company does not maintain such agreements with its suppliers. There can be no assurance that such agreements will adequately protect the Company's trade secrets. In the event competitors independently develop or otherwise obtain access to the Company's know-how, concepts, recipes or trade secrets, the Company may be adversely affected. See "Business -- Trademarks and Other Intellectual Property."

   13. Government Regulation. The Company is subject to extensive state and local government regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the sale of food and beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards. The Company's coffee and bagel cafes and bars are subject to periodic inspections by governmental agencies to ensure conformity with such regulations. Difficulties or failure in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant, and the suspension of, or inability to renew, a license at an existing restaurant would adversely affect the operations of the Company. Operating costs for the Company's cafes and bars are also affected by other government actions which are beyond the Company's control, including increases in the minimum hourly wage requirements, workers compensation insurance rates, health care insurance costs and unemployment and other taxes.

   In the event the Company seeks to resume franchising activities, it will become subject to federal and state laws, rules and regulations that govern the offer and sale of franchises. If the Company is unable to comply with the franchise laws, rules and regulations of a particular state relating to offers and sales of franchises, the Company will be unable to engage in offering or selling franchises in or from such state. The Company is subject to a number of state laws that regulate certain substantive aspects of the franchisor-franchisee relationship, such as termination, cancellation or non-renewal of a franchise (such as requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of and a right to cure a default prior to termination) and may require the franchisor to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and regulate discrimination among franchisees in charges, royalties or fees. See "Business -- Government Regulation."

   14. Insurance and Potential Liability. The operation of retail food service establishments subjects the Company to possible liability claims from others, including consumers, employees and other service providers, for personal injury (resulting from, among other things, contaminated or spoiled food or beverages or accidents). The Company maintains personal injury and products liability insurance (with coverage in amounts up to $1,000,000 per occurrence and, with respect to products liability, $2,000,000 per annum, with $5,000,000 of umbrella liability coverage), including insurance relating to property insurance, in amounts which the Company currently considers adequate. Nevertheless, a partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company. See "Business -- Insurance."

   15. Conflicts of Interest. The Company has, from time to time, entered into transactions with certain of its officers, directors and shareholders and/or affiliates of such persons, which could result in potential conflicts of interest. The Company believes that all of such transactions and arrangements were fair and reasonable to the Company and were on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that, if conflicts do arise, they will be resolved in a manner favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

   16. Control by Management. Upon the consummation of this offering, the Company's current officers and directors will, in the aggregate, beneficially own approximately 22.6% of the outstanding Common Stock of the Company. Accordingly, such persons will be able to effectively control the Company and generally direct the Company's affairs, including electing a majority of the Company's directors and causing an increase in the Company's authorized capital or the dissolution, merger, or sale of the Company or substantially all of its assets. See "Principal Shareholders."

   17. Dependence Upon Key Personnel. The success of the Company will be largely dependent upon the efforts of Jim Simonson, President and Chief Executive Officer of the Company, Mark McDonald, Executive Vice President of the Company, and Chris Mueller, Executive Vice President of the Company. Although the Company has entered into employment agreements with each of such officers, the loss of the services of any of such officers or other key personnel would have a material adverse effect on the Company's business and prospects. The success of the Company will also be dependent on its ability to attract and retain experienced management and restaurant industry personnel. The Company faces considerable competition from other food service businesses for such personnel, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain such personnel, and the inability to do so could have a material adverse effect on the Company. See "Management."

   18. Broad Discretion in Application of Proceeds; Benefits to Related Parties. Approximately $910,000 (13.6%) of the estimated aggregate net proceeds from this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds. The Company's directors and shareholders which guaranteed the Company's obligations under the line of credit will receive a benefit from payments made to Seafirst (as required under the line of credit and note) from the proceeds of this offering (as a result of the corresponding reduction in their liability exposure). In addition, the Company may use a portion of the proceeds allocated to working capital to pay the salaries and benefits of its executive officers, estimated to aggregate approximately $245,000 over the twelve months following consummation of this offering, to the extent cash flow is insufficient for such purpose. See "Use of Proceeds," "Management -- Employment Agreements" and "Certain Transactions."

   19. Possible Adverse Effects of Authorization of Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 5,000,000 shares of "blank check" preferred stock (the "Preferred Stock") without shareholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of Preferred Stock. The Company has designated 2,766,000 shares of Series A Preferred Stock and 1,750,000 shares of Series B Preferred Stock, none of which will be outstanding upon the consummation of this offering (as a result of the conversion of currently outstanding shares of Preferred Stock into shares of Common Stock immediately prior to the consummation of the offering). The issuance of shares of Preferred Stock in the future could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it difficult for a third party to gain control of the Company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock or designate new series of Preferred Stock, there can be no assurance that the Board will not decide to do so in the future. See "Description of Securities Capital Stock -- Preferred Stock."

   20. No Dividends. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings for use in connection with the expansion of its business and for general corporate purposes. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company's Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects, and other factors deemed relevant by the Board of Directors. Moreover, the payment of cash dividends on the Common Stock is prohibited by the terms of the Company's line of credit with Seafirst. See "Dividend Policy" and "Description of Securities -- Capital Stock."

   21. Possible Adverse Effect of Outstanding Warrants and Options. Upon the consummation of this offering, there will be approximately 372,708 shares reserved for issuance upon the exercise of the Company Financing Warrants at an exercise price of $5.00 per share, 235,294 shares reserved for issuance upon the exercise of other outstanding warrants at an exercise price of $.34 per share, an aggregate of 320,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein and 203,000 shares reserved for issuance upon exercise of options granted under the Option Plan at an exercise price of $5.00 per share. To the extent that any outstanding warrants or options are exercised, dilution of the interests of the holders of the Company's Common Stock will occur and any sales in the public market of the shares underlying such warrants and options may adversely affect prevailing market prices for the Common Stock and the Warrants. Moreover, the terms upon which the Company will be able to obtain additional equity may be adversely affected since the holders of the outstanding warrants and options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain capital on terms more favorable to the Company than those provided by such securities. See "Management" and "Description of Securities."

   22. Limitation of Liability of Directors and Officers. As authorized by the Washington Business Corporation Act (the "Washington Act"), the Company's Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for any breach of duty based upon an act or omission that involves intentional misconduct or a knowing violation of law, conduct resulting in an unlawful distribution of the Company's assets in violation of the Washington Act or any transaction for which such person will receive a benefit in money, property or services to which such person is not legally entitled. The effect of the provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of duty of a director or officer (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not omit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's or officer's duty. In addition, the Articles of Incorporation provide that if the Washington Act is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors and officers shall be eliminated or limited to the fullest extent permitted by the Washington Act as so amended. These provisions will not alter any liability of directors and officers under federal securities laws. In addition, the Company has entered into indemnification agreements with its current directors and executive officers. The foregoing provisions and agreements may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors and may discourage litigation against directors. See "Management -- Exculpatory Provisions and Indemnification Matters."

   23. Dilution. This offering involves an immediate and substantial dilution of $2.77 per share (or 55.4%) between the adjusted net tangible book value per share of Common Stock after this offering and the initial public offering price per Share in this offering. See "Dilution."


   24. Shares Eligible for Future Sale. Upon consummation of this offering, the Company will have 4,421,852 shares of Common Stock outstanding (assuming no exercise of the Warrants), of which the 1,600,000 shares of Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 2,821,852 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and will become eligible for sale, pursuant to Rule 144, commencing on various dates commencing 90 days following the date of this Prospectus, subject to the agreements set forth below. The holders of the 180,000 Bridge Shares have agreed not to sell such shares for a period of 13 months from the date of this Prospectus without the Underwriter's prior written consent and the holders of the remaining 2,641,852 shares of Common Stock (plus an additional 811,002 shares of Common Stock issuable upon exercise of outstanding warrants) have agreed not to sell such shares for a period of 18 months from the date of this Prospectus without the Underwriter's prior written consent. The Company has granted certain demand and "piggy-back" registration rights to the holders of the securities issued in connection with the Bridge Financing, to the holders of warrants to purchase an aggregate of 235,934 shares of Common Stock and to the Underwriter with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."


   25. No Assurance of Public Market; Arbitrary Determination of Offering Prices; Possible Volatility of Market Price of Common Stock and Warrants; Underwriter's Potential Influence on the Market. Prior to this offering, there has been no public trading market for the Common Stock or Warrants. There can be no assurance that a regular trading market for the Common Stock or Warrants will develop after this offering or that, if developed, it will be sustained. Moreover, the initial public offering prices of the Common Stock and the Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter and, as such, are arbitrary in that they do not necessarily bear any relationship to the assets, book value or potential earnings of the Company or any other recognized criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Company's securities following this offering may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results, new location of servicings, announcements by the Company or its competitors and various factors affecting the food service industry generally may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. Although it has no obligation to do so, the Underwriter intends to make a market in the Common Stock and Warrants and may otherwise effect transactions in the Common Stock and Warrants. If the Underwriter makes a market in the Common Stock or Warrants, such activities may exert a dominating influence on the market and such activity may be discontinued at any time. The prices and liquidity of the Common Stock and Warrants may be significantly affected to the extent, if any, that the Underwriter participates in such market. See "Underwriting."

   26. Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks. It is currently anticipated that the Company's Common Stock and Warrants will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the minimum bid price of $1.00 per share and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

   Although the Company anticipates that its securities will be listed for trading on Nasdaq, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date the Company's securities were delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company's securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities of the Company in the secondary market.

   27. Potential Adverse Effect of Warrant Redemption. The Warrants are subject to redemption by the Company, upon the consent of the Underwriter, at any time upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants."

   28. Possible Inability to Exercise Warrants. The Company intends to qualify the sale of the securities offered hereby in a limited number of states. Although certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other than those in which the Warrants are initially qualified, the Company will be prevented from issuing Common Stock in such states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Warrants is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held by purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a current prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See "Description of Securities -- Redeemable Warrants."

   29. Tax Loss Carryforward. At September 30, 1996, the Company had net operating loss carryforwards ("NOLs") of $4,020,000 which expire at various times through 2011. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The additional equity obtained by the Company in connection with recent issuances and this offering will result in an ownership change and, thus, in limitations on the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash resources. See Note 9 to Notes to Financial Statements.

   30. Possible Restrictions on Market-Making Activities in the Company's Securities. Rule 10b-6 under the Exchange Act may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

   31. Forward-Looking Statements. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause this possible difference include, but are not limited to, those discussed in this "Risk Factor" section.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,600,000 Shares and 1,600,000 Warrants offered hereby are estimated to be $6,700,000 ($7,764,880 if the Underwriter's over-allotment option is exercised in full). The Company expects to use the net proceeds over the next 12 months approximately as follows:

                                                                                  Approximate
                                                                Approximate      Percentage of
Application of Proceeds                                        Dollar Amount     Dollar Amount
 ----------------------------------------------------------   ---------------   ---------------
Construction and opening coffee and bagel cafes and
  bars(1) .................................................     $3,700,000            55.2%
Repayment of indebtedness(2)  .............................      1,915,000            28.6
Remodeling of certain existing Tuscany locations(3)  ......        175,000             2.6
Working capital and general corporate purposes(4)  ........        910,000            13.6
                                                              ---------------   ---------------
  Total  ..................................................     $6,700,000           100.0%
                                                              ===============   ===============



------
(1) Represents the costs to construct, design and open approximately 12 to 16 Tuscany cafes and bars (in addition to the 3 cafes currently under construction), with a primary emphasis on cafes. The Company estimates that the cost to construct and open coffee and bagel cafes will be between approximately $275,000 to $325,000 per cafe and the cost to open coffee and bagel bars will be approximately $130,000 per bar. See "Business Expansion Strategy" and "-- Site Selection."


(2) Represents amounts to (i) repay the entire $900,000 principal amount of the Bridge Notes and estimated accrued interest thereon and (ii) pay the aggregate $1,000,000 due to Seafirst in March 1997 and June 1997 under the line of credit and note, which indebtedness is guaranteed by certain of the Company's directors and shareholders. The Bridge Notes bear interest at the rate of 9% per annum and are repayable on the earlier of the consummation of this offering or December 23, 1997. The Company used the proceeds of the Bridge Financing (together with the proceeds of the Company Financing) principally to fund construction costs relating to two bagel and coffee cafes opened in November and December 1996 and three additional coffee and bagel cafes anticipated to be opened by February 1997, to repay approximately $407,000 of indebtedness to trade creditors and for working capital and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Represents costs to remodel six existing Tuscany locations, including the installation of bagel ovens at two of these locations. See "Business -- Expansion Strategy."

(4) Includes costs of general corporate overhead and maintaining inventory and may, to the extent cash flow from operations is insufficient, be used for the payment of the salaries of executive officers, estimated to aggregate approximately $245,000 over the twelve months following the consummation of this offering. See "Management."

   If the Underwriter exercises its over-allotment option in full, the Company will realize additional net proceeds of $1,064,880, which will be added to the Company's working capital.

   If the note to Seafirst is not extended at maturity in September 1997 and the Company is unable to obtain replacement financing, the Company could be required to use a portion of the proceeds of this offering to repay the amounts then outstanding ($1,000,000) and would have less proceeds available for intended purposes. In such event, the Company's directors and shareholders which have guaranteed the Company's obligations will receive a benefit from such use of proceeds as a result of the corresponding reduction in their liability exposure.

   Based on the Company's current proposed plans and assumptions relating to the implementation of its expansion strategy (including the timetable of opening new coffee and bagel cafes and bars and the costs associated therewith), the Company anticipates that the net proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or difficulties or otherwise) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement the Company's proposed expansion strategy, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, additional financing and it is not anticipated that any shareholders will provide any additional guarantees for Company obligations. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.

   Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                                   DILUTION

   The difference between the initial public offering price per Share and the adjusted net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on that date, by the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock and Series B Preferred Stock) outstanding on that date.


   As of September 30, 1996, the net tangible book value of the Company was $1,644,635 or $.73 per share of Common Stock. After also giving effect to the Pro Forma Adjustments (see footnote 3 of "Prospectus Summary" "Summary Financial Information"), the pro forma net tangible book value of the Company as of September 30, 1996 would have been $3,668,331 or $1.30 per share. After also giving effect to (i) the sale of the 1,600,000 Shares and 1,600,000 Warrants being offered hereby (less underwriting discounts and commissions and estimated expenses of this offering) and (ii) a non-recurring charge of $477,695 relating to the Bridge Financing, the adjusted net tangible book value of the Company as of September 30, 1996 would have been $9,875,636 or $2.23 per share, representing an immediate increase in net tangible book value of $.93 per share of Common Stock to existing shareholders and an immediate dilution of $2.77 per share (or 55.4%) to new investors. The following table illustrates this dilution to new investors on a per share basis:


 Public offering price  .................................              $5.00
  Net tangible book value before Pro Forma Adjustments      $ .73
  Increase attributable to Pro Forma Adjustments  ......      .57
  Pro forma net tangible book value before this
  offering .............................................     1.30
  Increase attributable to this offering  ..............      .93
                                                            ------
Adjusted net tangible book value after this offering  ..                2.23
                                                                       -------
Dilution to investors in this offering.  ...............               $2.77
                                                                       =======


   The following table sets forth, with respect to existing shareholders and new investors in this offering, a comparison of the number of shares of Common Stock issued by the Company (including shares issuable upon conversion of the outstanding Series A Preferred Stock and the outstanding Series B Preferred Stock and giving effect to the Pro Forma Adjustments), the percentage of ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.

                                                           Total Cash             Average
                            Shares Purchased           Consideration Paid          Price
                                                   --------------------------
                           Number       Percent        Amount       Percent      Per Share
                         -----------   ---------    -------------   ---------   -----------
Existing shareholders     2,821,852       63.8%     $ 9,327,217       53.8%        $3.31
New Investors  .......    1,600,000       36.2        8,000,000       46.2          5.00
                         -----------   ---------    -------------   ---------   -----------
  Total  .............    4,421,852      100.0%     $17,327,217      100.0%
                         ===========   =========    =============   =========


   The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $9,200,000 for 1,840,000 shares of Common Stock, representing approximately 49.7% of the total consideration for 39.5% of the total number of shares of Common Stock outstanding.

   In addition, the table assumes no exercise of other outstanding stock options or warrants. As of the date of this Prospectus, there are also outstanding Company Financing Warrants to purchase an aggregate of 372,708 shares of Common Stock at an exercise price of $5.00 per share, other warrants to purchase an aggregate of 235,294 shares of Common Stock at an exercise price of $.34 per share and outstanding stock options granted under the Option Plan to purchase an aggregate of 203,000 shares of Common Stock at an exercise price of $5.00 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors. See "Management -- 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

                               DIVIDEND POLICY

   The Company has never paid any dividends on its Common Stock, and the Board does not intend to declare or pay any dividends on its Common Stock in the foreseeable future. The Board of Directors currently intends to retain all available earnings (if any) generated by the Company's operations for the development and growth of its business. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. The payment of cash dividends on the Common Stock is prohibited by the terms of the Company's line of credit with Seafirst. Moreover, the payment of cash dividends on the Common Stock in the future could be further limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of other debt securities of the Company) or by the terms of any Preferred Stock that may be issued and then outstanding. See "Description of Securities -- Capital Stock."

                                CAPITALIZATION

   The following table sets forth the short-term debt and capitalization of the Company as of September 30, 1996, (i) on an actual basis, (ii) on a pro forma basis, giving effect to the Pro Forma Adjustments (see footnote 3 of "Prospectus Summary - Summary Financial Information") and to the conversion of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock which will occur immediately prior to the consummation of this offering, and (iii) as adjusted to give effect to the sale of the 1,600,000 Shares and 1,600,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom:

                                                                         September 30, 1996
                                                           ----------------------------------------------
                                                               Actual         Pro Forma      As Adjusted
                                                            -------------   -------------    -------------
Short-term debt (including current portion of long-term
  liabilities) ..........................................    $ 2,387,815     $ 2,387,815     $ 1,387,815
                                                            =============   =============    =============
Long term liabilities  ..................................    $   129,742     $   629,840     $   129,742
                                                            -------------   -------------    -------------
Shareholders' equity:
Common Stock, $.01 par value, 30,000,000 authorized,
  932,331 shares issued and outstanding (actual),
  2,821,852 shares issued and outstanding (pro forma),
  4,421,852 shares issued and outstanding (as
  adjusted)(1) ..........................................        140,806       8,635,541      15,204,741
Preferred Stock, $.01 par value, issuable in series:
  5,000,000 shares authorized:
Series A Preferred Stock, $1.25 stated value, 2,766,000
  shares authorized; 2,766,000 shares issued and
  outstanding; no shares issued and outstanding pro forma
  and as adjusted .......................................      3,186,625               0               0
Series B Preferred Stock, $2.00 stated value, 1,750,000
  shares authorized; 1,750,000 shares issued and
  outstanding actual; no shares issued and outstanding
  pro forma and as adjusted .............................      3,233,714               0               0
Contributed capital for warrants  .......................        126,000          80,000         210,800
Accumulated deficit  ....................................     (4,639,281)     (4,643,981)     (5,136,676)
                                                            -------------   -------------    -------------
     Total shareholders' equity  ........................      2,047,864       4,071,560      10,278,865
                                                            -------------   -------------    -------------
          Total capitalization  .........................    $ 2,177,606     $ 4,701,400     $10,408,607
                                                            =============   =============    =============

------
(1) Does not include (i) 1,600,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 320,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein; (iii) an aggregate of 372,708 shares of Common Stock reserved for issuance upon exercise of the Company Financing Warrants; (iv) 203,000 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Option Plan; (v) 147,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plan; (vi) 235,294 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants; and (vii) up to 45,000 shares of Common Stock reserved for issuance in the event the Company fails to satisfy certain obligations with respect to the registration of the shares of Common Stock issued in connection with the Bridge Financing. See "Management -- 1996 Stock Option Plan," "Description of Securities" and "Underwriting."

                           SELECTED FINANCIAL DATA


   The following table sets forth sets forth certain selected historical and pro forma financial data of the Company as of and for the dates indicated. The selected financial data as of December 31, 1995 and September 30, 1996 and for the year ended December 31, 1995 and the nine months ended September 30, 1996 have been derived from the financial statements set forth elsewhere in this Prospectus that have been audited by Deloitte & Touche LLP, independent auditors. The report of Deloitte & Touche LLP, which appears herein contains an explanatory paragraph relating to the Company's ability to continue as a going concern. The selected financial data for the nine months ended September 30, 1995 are derived from the Company's unaudited financial statements for such period set forth elsewhere in this Prospectus, which reflect all adjustments (consisting only of normal recurring adjustments) necessary for a proper statement of the results for such period. The financial data set forth below is qualified by reference to and should be read in conjunction with the Company's financial statements, related notes and other financial information contained in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial information is based on certain transactions which occurred subsequent to September 30, 1996 and certain assumptions which management believes are reasonable under the circumstances. See Note 1 to Notes to Financial Statements.


STATEMENT OF OPERATIONS:

                                                             Year Ended             Nine Months
                                                            December 31,        Ended September 30,
                                                                           ----------------------------
                                                                1995            1995           1996
                                                           --------------   ------------    ------------
Net sales  .............................................   $2,488,840      $1,678,579      $3,317,272
Cost of sales  .........................................    1,495,848       1,022,363       2,217,311
Gross profit  ..........................................      992,992         656,216       1,099,961
Operating expenses  ....................................    1,540,470       1,020,754       2,246,980
General, administrative and corporate marketing
  expenses .............................................      794,650         539,514         728,763
Loss from operations  ..................................    1,342,128         904,052       1,875,782
Other expenses  ........................................      342,635         274,820         204,857
Net loss  ..............................................    1,684,763       1,178,872       2,080,639
Pro forma net loss per share(1)  .......................             .69             .48             .80
Pro forma weighted average number of shares
  outstanding(1) .......................................    2,451,774       2,450,399       2,591,663

Balance Sheet Data:

                                  December 31, 1995        September 30, 1996
                                  -----------------         ------------------
Working capital (deficit)            $ (2,456,670)             $(4,179,359)
Total assets  ............             3,851,153                 6,620,643
Total liabilities  .......             2,897,874                 4,572,779
Shareholders' equity  ....               953,279                 2,047,864

------
(1) Based on the proforma weighted average number of shares.


(2) Gives effect not only to issuances of shares of Common Stock, options and warrants, and contributions to capital of shares of Common Stock within twelve months prior to the initial filing of the registration statement of which this Prospectus is a part, but also gives pro forma effect to the issuance immediately prior to the consummation of this offering of
    (i) 135,297 shares of Common Stock upon exercise of certain outstanding warrants, (ii) 481,283 shares of Common Stock upon conversion of the Company Financing Notes, (iii) an aggregate of 1,328,235 shares of Common Stock upon conversion of the Series A Preferred Stock and Series B Preferred Stock and (iv) the contribution to the Company's capital by two officers of the Company for an aggregate of 235,294 shares of Common Stock. See "Certain Transactions," "Description of Securities" and Note 1 to Notes to Financial Statements.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


   Since inception, the Company has generated limited revenues and incurred significant losses, including losses of $1,684,763 and $2,080,639 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, resulting in an accumulated deficit of $4,639,281 at September 30, 1996. Losses are continuing and increasing through the date of this Prospectus. The Company intends to incur significant expenditures in connection with its expansion strategy (including the payment of rent for new locations prior to their opening) which will result in continued significant losses for the foreseeable future. The Company will also incur non-recurring charges in the aggregate amount of $482,395 relating to the Bridge Financing and the Company Financing. Losses are expected to continue until such time, if ever, that the Company is able to generate a level of revenues sufficient to offset its cost structure in addition to reducing its operating costs on a per location basis. There can be no assurance that the Company will achieve significant increased revenues or profitable operations.


   The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements, stating that they have been prepared assuming that the Company will continue as a going concern and that recurring losses from operations and projected future cash requirements raise substantial doubt about the Company's ability to continue as a going concern.

RESULTS OF OPERATIONS

   Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

   Net sales for the nine months ended September 30, 1996 were $3,317,272, an increase of $1,638,693 or 97.6%, as compared to $1,678,579 for the nine months ended September 30, 1995. The increase in net sales was primarily attributable to the opening of additional Tuscany locations subsequent to September 30, 1995, the shift in the Company's focus to a more coffee-house style cafe concept in October 1995 and the introduction of bagels at the Company's cafes and bars in March 1996. The Company had 12 coffee and bagel cafes and 12 coffee bagel bars open at September 30, 1996, as compared to 15 coffee and bagel bars (of which 3 were subsequently converted to cafes) open at September 30, 1995. Sales of bagels and other food products increased to 40% of net sales for the nine months ended September 30, 1996, as compared to 23% (none of which was from the sale of bagels) for the nine months ended September 30, 1995, while sales of coffee beverages declined to 48% of net sales from 62% for the same periods. The Company anticipates that sales of coffee and bagel products will continue to account for substantially all of the Company's revenues for the foreseeable future.

   Cost of sales and related occupancy costs for the nine months ended September 30, 1996 were $2,217,311, an increase of $1,194,948 or 116.9%, as compared to $1,022,363 for the nine months ended September 30, 1995. The increase in cost of sales and related occupancy costs is primarily the result of increased number of locations, increased net sales, higher rental costs and higher costs relating to coffee beverages.

   Gross profit for the nine months ended September 30, 1996 was $1,099,961, or 33.2% of net sales, as compared to $656,216, or 39.1% of net sales for the nine months ended September 30, 1995. The decrease in gross profit as a percentage of net sales was attributable to an increased number of coffee and bagel cafes during the nine months ended September 30, 1996. Newly opened locations incur a higher cost of sales and related occupancy costs as a percentage of sales during the first several months of operation.

   Total operating expenses for the nine months ended September 30, 1996 were $2,246,980, or 67.7% of net sales, as compared to $1,020,754, or 60.8% of net sales, for the nine months ended September 30, 1995. Such increase as a percentage of net sales was primarily the result of an increase in store operating expenses as a percentage of net sales. Store operating expenses for the nine months ended September 30, 1996 were $1,712,622, or 51.6% of net sales, as compared to $746,456, or 44.5% of net sales, for the nine months ended September 30, 1995. Such increase was primarily the result of the opening of an increased number of cafes which have higher start-up operating expenses as compared to bars.

   General, administrative and corporate marketing expenses for the nine months ended September 30, 1996 were $728,763, or 22.0% of net sales, as compared to $539,514, or 32.1% of net sales for the nine months ended

September 30, 1995. The decrease in general, administrative and corporate marketing expenses as a percentage of net sales was primarily attributable to increasing the Company's corporate infrastructure and administrative personnel during the nine months ended September 30, 1995 in anticipation of the Company's proposed expansion.

   Other expenses for the nine months ended September 30, 1996 were $204,857, a decrease of $69,963 or 25.5%, as compared to $274,820 for the nine months ended September 30, 1995. Such decrease was primarily attributable to a $199,134 loss from the sale of equipment and leasehold improvements in connection with the termination of a franchise arrangement, which was partially offset by an increase in interest expense of $151,247.

   As a result of the foregoing, net loss for the nine months ended September 30, 1996 increased to $2,080,639, as compared to $1,178,872 for the nine months ended September 30, 1995.

   Year Ended December 31, 1995


   Net sales for the year ended December 31, 1995 were $2,488,840. Sales of coffee beverages, bagels and other food products, coffee beans, other beverages and merchandise accounted for approximately 61%, 25%, 4%, 8% and 2% of the Company's net sales, respectively.


   Cost of sales and related occupancy costs for the year ended December 31, 1995 were $1,495,848. As a result, gross profit for the year ended December 31, 1995 was $992,992, or 39.9% of net sales.

   Operating expenses for the year ended December 31, 1995 were $1,540,470, or 61.9% of net sales. Operating expenses consisted of store operating expenses of $1,146,262 (which primarily consisted of salaries and related taxes and benefits of store personnel), depreciation and amortization expense of $210,253 and other operating expenses of $183,955.

   General, administrative and corporate marketing expenses for the year ended December 31, 1995 were $794,650. Such expenses consisted of office rent, salaries of executive officers and administrative personnel and other administrative expenses.

   Other expenses for the year ended December 31, 1995 were $342,635. Such expenses included $76,477 of interest expense relating to the line of credit with Seafirst and long-term capital leases and a loss of $199,134 relating to sales of equipment and leasehold improvements in connection with the termination of a franchise arrangement.

   Net loss for the year ended December 31, 1995 was $1,684,763.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's capital requirements have been and will continue to be significant and its cash requirements have been exceeding its cash flow from operations (at September 30, 1996, the Company had a working capital deficit of $4,179,359), due to, among other things, costs associated with development, opening and start-up costs of new coffee and bagel cafes and bars and building a corporate infrastructure sufficient to support the Company's proposed expanded operations. As a result, the Company has been substantially dependent upon sales of its equity and debt securities (which have raised an aggregate of approximately $9,000,000 since September 1994), a line of credit from Seafirst and equipment financing to finance its working capital requirements, and upon personal guarantees of directors and shareholders to secure the line of credit.

   Net cash used in operating activities was $566,686 for the nine months ended September 30, 1996, as compared to $706,037 for the nine months ended September 30, 1995. The decrease in net cash used in operating activities was primarily the result of an increase in accounts payable. Net cash used in operating activities was $747,971 for the year ended December 31, 1995, resulting primarily from the Company's operating loss.

   Net cash used in investing activities was $3,126,347 for the nine months ended September 30, 1996, as compared to $1,215,907 for the nine months ended September 30, 1995. The increase in net cash used in investing activities was primarily attributable to an increase in purchases of equipment and leasehold improvements. Net cash used in investing activities for the year ended December 31, 1995 was $2,274,580, consisting primarily of $2,022,780 of purchases of equipment and leasehold improvements.

   Net cash provided by financing activities for the nine months ended September 30, 1996 was $3,691,594, as compared to $1,819,909 for the nine months ended September 30, 1995. The increase in net cash provided by financing activities was primarily attributable to increases in sales of equity securities and short-term borrowings under the Company's line of credit from Seafirst. Net cash provided by financing activities for the year ended December 31, 1995 was $2,967,820, consisting primarily of short-term borrowings under the line of credit from Seafirst and sales of equity securities, which were partially offset by repayment of notes payable.

   From February 1992 to March 1993, Mark McDonald, Executive Vice President and a director of the Company, loaned an aggregate of $69,861 to the Company. During the years ended December 31, 1994 and 1995, the Company repaid $5,771 and $55,631 principal amount of such loans, respectively, to Mr. McDonald. The remaining $8,459 principal amount of indebtedness due under such loans is evidenced by a note which bears interest at a rate of 6% per annum and is due on the earlier of April 30, 1998 and twelve months following the consummation of this offering. See "Certain Transactions."

   During the year ended December 31, 1993, Chris Mueller, Executive Vice President and a director of the Company, loaned an aggregate of $100,000 to the Company. During the year ended December 31, 1994, the Company repaid $60,443 principal amount of such loans to Mr. Mueller. The remaining $39,557 principal amount of indebtedness due under such loans is evidenced by a note which bears interest at a rate of 6% per annum and is due on the earlier of April 30, 1998 and twelve months following the consummation of this offering. See "Certain Transactions."


   From September 1994 until May 1995, the Company issued to 91 investors a total of 2,766,000 shares of Series A Preferred Stock for which it received aggregate net proceeds of approximately $3,186,625. David Cohn, James Milgard (and certain members of his family), Keith Grinstein, Ottie Ladd and Greg Maffei, directors of the Company, purchased 50,000, 400,000, 10,000, 60,000 and 20,000 shares of Series A Preferred Stock, respectively, at the same price and on the same terms as the other purchasers of Series A Preferred Stock. See "Certain Transaction" and "Description of Securities -- Capital Stock."


   In September 1995, the Company obtained a line of credit from Seafirst which had an available borrowing base of $1,600,000. In September 1996, the line of credit was converted into a note and Seafirst provided a line of credit for $600,000. The Company repaid $200,000 of indebtedness under the note in December 1996 and is required to repay the $600,000 line of credit in March 1997 and $200,000 of indebtedness under the note in each of March 1997 and June 1997. The balance of the note is due in September 1997, bears interest at the prime rate of Seafirst plus 1 1/4% and requires the Company to maintain a designated minimum net worth. At September 30, 1996, the Company was in default of this financial covenant, for which the Company has received a waiver from Seafirst.

   In connection with the initial line of credit, in September 1995, nine individuals who are directors and/or shareholders of the Company and, in September 1996, five additional directors and/or shareholders provided personal guaranties relating to any indebtedness outstanding from time to time under the line of credit from, and note payable to, Seafirst. In return, the Company granted to such guarantors a security interest in all of the Company's furniture, fixtures and equipment and warrants to purchase an aggregate of 135,297 shares of Common Stock. Such persons will receive a benefit from payments made to Seafirst (as required under the line of credit and note) from the proceeds of this offering (as a result of the corresponding reduction in their liability exposure). See "Certain Transactions" and "Description of Securities -- Other Existing Warrants."


   During the period from December 1995 until August 1996, the Company issued to 123 investors a total of 1,750,000 shares of Series B Preferred Stock for which it received aggregate net proceeds of approximately $3,233,714. In March 1996, in connection with such offering, Mr. Cohn, and John Parkey, a director of the Company, purchased 12,500 and 125,000 shares of Series B Preferred Stock, respectively, at the same price and on the same terms as the other purchasers of Series B Preferred Stock. See "Certain Transactions" and "Description of Securities -- Capital Stock."


   In November and December 1996, the Company completed the Company Financing pursuant to which it issued an aggregate of (i) $1,800,000 principal amount of Company Financing Notes and (ii) 372,708 Company Financing Warrants each to purchase one share of Common Stock. The Company Financing Notes bear interest at an annual rate of 9%, payable quarterly commencing December 31, 1996, and will be converted at the rate of one share of Common Stock for each $3.74 of indebtedness immediately prior to the consummation of this offering. In connection with the Company Financing, Messrs. Mueller, Milgard, Ladd, Cohn, Maffei, Alhadeff, Grinstein and Simonson purchased 2, 2, 1, 0.6, 0.6, 0.5, 0.5 and 0.4 Company Financing Units, respectively, for purchase prices of $100,000, $100,000, $50,000, $30,000, $30,000, $25,000, $25,000 and $20,000, respectively. See "Certain
Transactions" and "Description of Securities -- Recent Financing."

   In December 1996, the Company consummated the Bridge Financing pursuant to which it issued an aggregate of (i) $900,000 principal amount of Bridge Notes bearing interest at the rate of 9% per annum and maturing upon the consummation of this offering and (ii) 180,000 shares of Common Stock. The Company used the proceeds of the Bridge Financing (together with the proceeds of the Company Financing) principally to fund construction costs relating to two Tuscany cafes opened in November and December 1996 and three additional coffee and bagel cafes anticipated to be opened by February 1997, to repay approximately $407,000 of indebtedness to trade creditors and for working capital and general corporate purposes. The Company intends to use a portion of the proceeds of this offering to repay the entire principal amount of and accrued interest on the Bridge Notes. See "Description of Securities -- Recent Financings."

   The Company is dependent upon the proceeds of this offering to finance its proposed expansion over the twelve months following the consummation of this offering. Based on the Company's current proposed plans and assumptions relating to the implementation of its expansion strategy (including the timetable of opening new coffee and bagel cafes and bars and the costs associated therewith), the Company anticipates that the net proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate (due to unanticipated expenses, construction delays or difficulties or otherwise) or the proceeds of this offering otherwise prove to be insufficient to fund operations and implement the Company's proposed expansion strategy, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, additional financing and it is not anticipated that any shareholders will provide any additional guarantees for Company obligations. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.

                                   BUSINESS

   The Company operates 28 specialty coffee and bagel cafes and bars under the Tuscany name, all of which offer gourmet and specialty coffee beverages and coffee beans and 20 of which also offer fresh baked bagels and related food products. The Company's stores are currently located in the Pittsburgh and Philadelphia, Pennsylvania; Cleveland, Ohio; St. Louis, Missouri; Denver, Colorado; and Dallas and Houston, Texas metropolitan areas. The Company developed its Tuscany cafe concept by combining the relaxed atmosphere of a coffee house with the warm, inviting environment of a bagel bakery in a "cafe" style setting to differentiate its Tuscany cafes from other coffee stores and other bagel bakeries and to appeal to a broad range of customers. The Company believes that it is one of only a few operators of multiple unit bagel bakeries which offers a wide variety of high quality, specialty coffee beverages.

   The Company commenced operations by opening two traditional coffee bars in Seattle, Washington in 1992. The Company opened its first coffee bar under the Tuscany name in Denver, Colorado in September 1993, after which it opened 14, and franchised three (one of which franchises has since been terminated), additional coffee bars from November 1993 to September 1995. Subsequently, the Company determined that markets outside of Seattle offered greater opportunities for expansion in the retail coffee industry and that the bagel market was, like the coffee market, among the fastest growing segments of the retail food industry. Consequently, the Company sold its Seattle coffee bars in December 1993 and June 1994, shifted its focus towards a more coffee-house style cafe concept and away from franchising in October 1995 and began to offer bagels at its cafes and bars in March 1996.

INDUSTRY OVERVIEW

   The specialty coffee and gourmet bagel retail businesses in the United States are growing rapidly. The American Association of Specialty Coffee (the "AASC") estimates that sales in the specialty coffee retail market in the United States have increased from $295 million in 1983 to approximately $2 billion in 1994. Industry sources also estimate that coffee cafes, carts and kiosks, will be the fastest growing distribution channel and that sales by such outlets in the United States will reach $6 billion by 1999. In addition, the AASC estimates that the number of coffee cafes, bars and carts have increased from 200 in 1984 to 5,000 in 1994 and will increase to approximately 10,000 by 1999.

   Similarly, industry sources estimate that bagel consumption in the United States increased from 1983 to 1994 by approximately 169%, to 3.6 pounds per person per annum in 1994. The bagel industry had estimated sales of $2.5 billion in 1994 and is experiencing an annual growth rate in excess of 20%.

   The Company believes that several factors account for the recent increase in demand for specialty coffee. Specialty coffees are made from arabica beans (which are superior to the robusta beans used in instant and canned coffee) roasted to specifications that produce coffee with more flavor and consumer appeal. A high proportion of consumers in the United States now recognize and appreciate the difference in quality between instant and canned coffees and specialty coffees. The AASC estimates that approximately 31.0% of total coffee sales in the United States in 1995 were specialty coffee, an increase from approximately 3.6% of total coffee sales in 1983, and that specialty coffee will account for an estimated 50% of total coffee sales in the United States by the year 2000.

   Another factor leading to the increase in specialty coffee consumption is the growing popularity of flavored coffee beverages and specialty coffee beverages in which coffee or espresso is combined with steamed milk to produce lattes, cappuccinos and similar beverages. These specialty coffee beverages are typically served in restaurants and coffee houses using sophisticated, high-pressure machines. The rapid expansion of Starbucks(R) and other specialty coffee houses nationwide has also contributed to greater consumer awareness and appreciation of specialty coffee. With the exception of Starbucks, however, the specialty coffee retail segment remains relatively unbranded.

   Industry sources have cited several factors which account for the recent increase in demand for bagels. Americans are switching to healthy foods. Bagels, which are low in calories, fat and cholesterol, are perceived as healthy foods, particularly compared to donuts and muffins, which the Company believes are generally higher in calories, fat and contain more sugar. Additionally, bagels can be eaten-on-the-run, which the Company believes is considered a benefit by the many consumers who do not have time for a complete meal (particularly breakfast and lunch) during the busy work day.

   The increase in demand for bagels also can be attributed to the increasing consumer awareness of bagels and their acceptance as more than an ethnic or breakfast food. Moreover, consumer awareness of bagels among American consumers has increased to 75% in 1994 from only 20% in 1983. The wide range of bagel flavors, such as cinnamon raisin, blueberry, onion and pumpernickel, have given bagels a great deal of versatility. Consequently, bagels have become popular as sandwiches and as snacks.

   In addition to increased consumer awareness and appreciation of specialty coffee and gourmet bagels, the Company believes that the rapid growth in the specialty coffee and gourmet bagel retail businesses is attributable to an increased desire by consumers for affordable indulgences. Specialty coffee beverages, bagels and complementary food products offered in a pleasant environment provide consumers the opportunity to enjoy an affordable indulgence. Industry sources have also noted that the increasing number of people seeking a non-alcoholic environment where they can gather as an alternative to home and work is contributing to the popularity of specialty coffee houses.

   The United States markets for specialty coffee and gourmet bagels are disproportionately concentrated in selected geographic markets. The specialty coffee market is highly concentrated in the Pacific Northwest, particularly Washington and Oregon, and industry sources estimate that over 70% of bagel shops are located in New York, New Jersey, Florida and California.

TUSCANY CONCEPT

   The Company developed its Tuscany cafe concept by combining the relaxed atmosphere of a coffee house with the warm, inviting environment of a bagel bakery in a "cafe" style setting to differentiate its Tuscany cafes from other coffee stores and other bagel bakeries and to appeal to a broad range of customers.

  MENU

   The Company's coffee and bagel cafes offer a cafe style menu which features:

   o A wide variety of specialty coffee beverages, including espresso, cappuccino and latte beverages, hot and iced.

   o Up to 16 varieties of fresh baked bagels, including plain, cinnamon raisin, whole wheat, onion, pumpernickel, garlic and salt, sold individually and by the dozen.

   o  Sandwiches prepared on bagels and other breads.

   o Cream cheese and other spreads, including strawberry, roasted garlic and smoked salmon flavored spreads.

   o Specialty baked products made from bagel dough, including bagel focaccia, "balzones" (similar to a calzone), "pizzalis" (a combination of a personal pizza and a bialy) and "cinnabagels" (similar to a cinnamon bun).

   o  Freshly prepared salads and soups.

   o Beverages such as premium iced teas, Italian sodas, granitas, fruit juices and bottled waters.

   o Coffee beans, including the Company's own premium and decaffeinated blends and three popular varietals (single bean coffees).

   The Company's coffee and bagel bars offer a limited cafe menu, which includes hot and iced coffee beverages; bagels (delivered daily from another regional Tuscany store or a local bakery); spreads; cold beverages; and coffee beans. The Company continually seeks to refine its coffee and bagel cafe and bar menus and introduces new sandwiches and creative bagel products based on perceived consumer preferences and tastes.


   Sales of coffee beverages, bagel and other food products, coffee beans, other beverages and merchandise accounted for approximately 61%, 25%, 4%, 8% and 2% of the Company's net sales, respectively, during the year ended December 31, 1995 and 48%, 40%, 3%, 8% and 1% respectively, during the nine months ended September 30, 1996. The Company anticipates that sales of coffee and bagel related products will continue to account for substantially all of the Company's revenues for the foreseeable future.

   Design, Decor and Atmosphere

   In an effort to increase the Tuscany name recognition and customer loyalty, the Company has developed a prototypical image for its coffee and bagel cafes and bars. The Company's coffee and bagel cafes feature the use of rich woods, custom wall coverings, sconce lighting, tile and hardwood floors and comfortable seating. The Company's coffee and bagel cafes and bars are also identified by a common color scheme and exterior Tuscany logo signs.

   Customer Purchasing

   Customers order food and beverages at a counter cafeteria style, carry them to the cashier and select their seating. Cafeteria style seating is typical of specialty coffee stores and bagel shops, including Starbucks coffee stores and Einstein Bros. Bagels(TR) and Noah's New York Bagels(R) bagel shops.

   Customer Satisfaction

   The Company is committed to providing its customers with efficient and friendly service, rapidly moving lines and to staffing each location with an experienced management team to help ensure attentive customer service and a pleasurable experience. The Company's commitment is underscored by its employee training program which is required for all personnel and by continual hands-on-training of employees by experienced management.

   Pricing

   The Company's strategy is to offer high-quality coffee and bagel products at prices competitive with those offered by national retailers in the Company's markets.

RESTAURANT LOCATIONS

   The Company's stores are currently located in the Pittsburgh and Philadelphia, Pennsylvania; Cleveland, Ohio; St. Louis, Missouri; Denver, Colorado; and Dallas and Houston, Texas metropolitan areas. The Company currently operates 16 coffee and bagel cafes and 12 coffee and bagel bars, of which 9 locations feature bagel ovens. The Company's cafes generally range in size from 1,000 to 3,000 square feet and generally have seating capacities from approximately 20 to 90 customers and its bars, which are targeted primarily towards the take-out or "on-the-run" customer, range in size from 300 to 1,250 square feet and have limited seating capacities. The Company's coffee and bagel cafes are primarily located in shopping and retail centers in upper middle class and affluent suburban residential neighborhoods and are typically open seven days a week. The Company's coffee and bagel bars are primarily located in lobbies of large office buildings and are open during weekdays.

   The following table summarizes certain information with respect to the Company's coffee and bagel cafes and bars currently in operation, under construction or in design:

                             Date Opened/
                              Estimated        Type of       Square       Seating         Lease
Location                     Opening Date      Location      Footage     Capacity    Expiration((1))
 -----------------------   ----------------   ----------    ----------   ----------   --------------
Norwest Tower                  September       bar             750          24       August 1998
                               1993
Denver, CO
One Mellon                     December 1993   bar             384          ((2))    November 2003
Pittsburgh, PA
Renaissance Tower              January 1994    bar             529          ((2))    December 2004
Dallas, TX
The Park Shops((3))            March 1994      bar             388          ((2))    January 2004
Houston, TX
First City Tower               March 1994      bar             222          ((2))    January 2004
Houston, TX


                             Date Opened/
                              Estimated        Type of       Square       Seating         Lease
Location                     Opening Date      Location      Footage     Capacity    Expiration((1))
 -----------------------   ----------------   ----------    ----------   ----------   --------------
Two Mellon                     May 1994        bar              751          12      April 2004
Pittsburgh, PA
Fifth Avenue Place             September       bar              170         ((2))    August 2004
                               1994
Pittsburgh, PA
Society Tower                  October 1994    bar              356          36      September 1999
Cleveland, OH
Squirrel Hill                  November 1994   cafe((4))      1,612          22      February 2016
Pittsburgh, PA
Southside                      November 1994   cafe           2,500          60      January 2007
Pittsburgh, PA
Shadyside                      November 1994   bar            1,000          30      November 2006
Pittsburgh, PA
NationsBank                    December 1994   bar            1,069          12      November 2004
Dallas, TX
Park Building                  January 1995    cafe           1,400          12      December 2003
Cleveland, OH
Meadowlake Village             January 1995    cafe((4))      1,600          24      December 2009
Denver, CO
Chagrin Falls, OH              April 1995      cafe((4))      1,650          26      March 2010
Shopps at Penn                 August 1995     bar              955          42      July 2005
Philadelphia, PA
Sixth and Olive Streets        September       cafe           2,700((5))     36((5)) April 2010
                               1995
St. Louis, MO
Central West End               October 1995    cafe           2,500          88      September 2010
St. Louis, MO
King of Prussia Mall           October 1995    bar              366         ((2))    September 2003
King Prussia, PA
Mcknight and Siebert           December 1995   cafe           2,500          76      December 2004
  Roads
Pittsburgh, PA
Sixteenth & Walnut             December 1995   cafe           2,000          40      March 2010
  Streets
Philadelphia, PA
Westin William Penn            February 1996   cafe           3,267          87      September 2015
Pittsburgh, PA
Clayton, MO                    April 1996      cafe((4))      2,730          66      June 2010
Eastgate Mall                  April 1996      cafe((4))      2,050          46      December 2005
Manfield Heights, OH
Foxridge Plaza                 May 1996        cafe((4))      1,300          15      April 2010
Denver, CO


                             Date Opened/
                              Estimated        Type of       Square       Seating         Lease
Location                     Opening Date      Location      Footage     Capacity    Expiration((1))
 -----------------------   ----------------   ----------    ----------   ----------   --------------
Shaker Square                  August 1996     cafe((4))      2,979         92       January 2011
Shaker Heights, OH
Forbes Avenue                  November 1996   cafe((4))      2,500         65       May 2016
Pittsburgh, PA
Creve Coeur, MO                December 1996   cafe((4))      2,020         38       July 2011
                               January
University City                1997((6))       cafe((4))      3,850         65       July 2016
St. Louis, MO
                               February
Wayne Township                 1997((6))       cafe           2,305         60       July 2016
Philadelphia, PA
                               February
La Due Township                1997((6))       cafe           1,040         12       August 2016
St. Louis, MO


------
(1) Includes all option renewal periods.

(2) Common area or public seating is available for use by the Company's customers.

(3) Owned by Expresso Park Shops Limited Partnership ("Park Shops L.P.") of which the Company owns a 50% general partner interest and James Milgard, a director of the Company, owns a 50% limited partnership interest. See "Certain Transactions."

(4) This location features a bagel oven for on-site bagel baking.

(5) Includes proposed expansion of 1,420 square feet (including seating capacity for an additional 12 persons) anticipated to occur in March 1997.

(6) Estimated opening date.

EXPANSION STRATEGY

   The Company is currently implementing a strategy to expand its operations, initially by focusing on the Pittsburgh, Cleveland and St. Louis markets, where it has already established a presence of 9, 5 and 4 locations, respectively, and has 2 additional cafes under construction (in addition to one cafe under construction in Philadelphia). The Company is in various stages of lease negotiations for several locations in each of the Pittsburgh, Cleveland and St. Louis metropolitan areas. The Company believes that these markets offer significant opportunities because, unlike other markets, such as the Seattle coffee market and the New York City bagel market, they are relatively unsaturated.

   Industry sources estimate that over 70% of bagel shops are located in New York, New Jersey, Florida and California and that the specialty coffee market is disproportionately concentrated in the Pacific Northwest, particularly Washington and Oregon. In addition, the AASC estimates that, in December 1995, in the United States, there were only approximately 2,000 bagel shops and 5,000 specialty coffee stores, compared to the more than 55,000 pizza restaurants and more than 10,000 McDonald's restaurants. The Company believes that its early entrance into its target markets positions it to capitalize on perceived opportunities in these markets.

   The Company's expansion strategy is to become a leading specialty retailer and to build a strong Tuscany brand recognition for its coffee and bagel products in its target markets. The Company believes that this strategy will also enable it to take advantage of economies of scale in distribution, regional and store management, employee training and marketing and advertising. The Company's long-term plans also include seeking to capitalize upon its Tuscany brand recognition by distributing coffee beans initially in the regional markets in which it operates in upscale supermarkets and other specialty and gourmet retail stores.

   The Company's current business plan indicates an intent to open approximately 12 to 16 Tuscany cafes and bars by January 1998 (in addition to the 3 cafes currently under construction), with a primary emphasis on cafes. The Company intends to direct its expansion efforts towards establishing additional Tuscany cafes, but will continue to open additional Tuscany bars, to the extent that desirable locations become available on commercially reasonable terms. The Company is utilizing a portion of the proceeds of the Bridge Financing and Company Financing to complete the construction of, and open, the three coffee and bagel cafes currently under construction and has allocated $3,700,000 of the proceeds from this offering to finance the costs to design, construct and open the other 12 to 16 proposed Tuscany cafes and bars.

   The Company also intends to remodel six of its existing Tuscany bars to enable such locations to increase their bagel offerings and has allocated $175,000 of the proceeds from this offering for such purposes. Such remodeling will include the installation of bagel display counters and, in the case of two locations, a bagel oven. The Company anticipates that the cost to remodel an existing bar will be between $15,000 and $25,000, and where a bagel oven will be installed, approximately $50,000.

   The Company is currently evaluating its plans for the Denver, Colorado and Dallas and Houston, Texas markets and does not currently intend to open additional locations in such markets. The Company is also contemplating entering into franchising or similar agreements in the future with area developers with sufficient capital to develop several coffee and bagel cafe and bar locations in selected geographic markets in which the Company does not currently operate. See "-- Franchises."

   The Company has limited experience in effectuating rapid expansion and in managing a large number of locations that are geographically dispersed. The Company's proposed expansion will be dependent on, among other things, the proceeds of this offering, achieving significant market acceptance for its Tuscany cafe concept in relatively undeveloped specialty food markets, developing customer recognition and loyalty for the Tuscany brandname, identifying a sufficient number of locations and entering into lease arrangements for such locations on favorable terms, timely development and construction of new coffee and bagel cafes and bars, securing required governmental permits and approvals, hiring, training and retaining skilled management and other personnel, the Company's ability to integrate new coffee and bagel cafes and bars into its operations and the general ability to successfully manage growth (including monitoring cafe and bar operations, controlling costs and maintaining effective quality controls). There can be no assurance that the Company will be successful in opening the number of cafes and bars currently anticipated in a timely manner, or at all, or that, if opened, those cafes and bars will operate profitably.

SITE SELECTION

   The Company's ability to select high-traffic, high-visibility neighborhood locations is critical to its expansion strategy. The Company seeks to identify locations in areas with high levels of pedestrian and automobile traffic, such as shopping and retail centers in upper middle class and affluent suburban residential neighborhoods, in which to open coffee and bagel cafes. The Company also seeks to identify space in lobbies of large office buildings, airports, hospitals and universities, as well as supermarkets and bookstore chains, to open additional coffee and bagel cafes and bars.

   The Company evaluates each potential location to ensure that it has sufficient seating capacity and, in the case of coffee and bagel cafe locations, sufficient space for a bagel oven, refrigeration, storage and preparation areas. The Company generally seeks to lease properties with 1,000 to 3,000 square feet of total space and seating capacity for 50 to 90 customers for its coffee and bagel cafes and 300 to 1,250 square feet of total space for its coffee and bagel bars. The Company has developed relationships with experienced rental agents in each of its target markets to identify locations for potential new Tuscany cafes and bars.

   The Company estimates that the cost to construct and open additional Tuscany cafes (other than lease expenses) will be between $275,000 to $325,000 per cafe; consisting of contracting ($130,000 to $180,000); casework, including cabinetry, shelving, tables and counters ($45,000); equipment, including a bagel oven, walk-in refrigerators, an espresso machine and coffee grinders ($65,000); furniture ($10,000); inventory ($8,000); and pre-opening expenses ($17,000). The Company estimates that the cost to construct and open additional Tuscany bars (other than lease expenses) will be approximately $130,000 per bar, consisting of contracting ($70,000); casework ($35,000); and equipment ($25,000). Annual lease costs will vary significantly depending upon the geographic market, the type of location and the square footage. Generally, the rental cost per square foot will be lower for coffee and bagel cafes opened in shopping centers and neighborhood locations, as compared to coffee and bagel cafes and bars opened in lobbies of large office buildings where retail rental space is at a premium.

   Typically, 90 to 120 days are required to construct and open a new coffee and bagel cafe or bar once a location has been identified.

RESTAURANT OPERATIONS

   Management and Employees

   The Company currently employs three district managers, each of which is responsible for the management of the restaurants in his or her respective market or markets, including management development, recruiting, training, quality of operations and unit profitability. The Company anticipates that approximately 2 to 6 additional district managers will be added over the twelve months following this offering, as the number of locations in selected markets increase. The staff of a Tuscany cafe typically consists of a manager, assistant manager and approximately 12 to 15 additional employees, including food preparers, a "barista" (who operates the espresso machine) and cashiers. The staff of a Tuscany bar typically consists of a manager and approximately 2 to 6 additional employees.

   Service

   The Company believes that achieving customer satisfaction by providing knowledgeable, friendly and efficient service is critical to its long-term success. The Company attempts to recruit managers with significant experience in the retail coffee or other restaurant industries. During a two-week training program, managers are taught to promote the Company's team-oriented atmosphere among employees, with emphasis on preparing and serving beverages and food in accordance with Company-wide standards, and providing friendly, courteous and attentive service, as well as knowledge of coffee (distinctions of different coffee blends and characteristics of different coffee beans), financial reporting systems and equipment maintenance. Cafe and bar staff are generally trained on-site. The Company believes that the quality and training of its staff and the ability to retain such personnel results in friendly, courteous, efficient service and contributes to a pleasurable experience for the customer.

   Coffee and Bagel Preparation

   Espresso beverages are made to order by the barista. Filter drip coffee beverages are pre-made and stored in insulated containers to maintain temperature and freshness. Filter drip coffee is disposed of if not sold within two hours after being brewed. The Company offers two different filter drip coffee blends or varietals (single bean coffees) daily. Coffee beans are ground by the barista upon order.

   Upon receipt of frozen bagel dough, the dough is thawed, proofed (allowed to rise), retarded (refrigerated to halt the rising process), steamed and baked. Bagels are baked fresh daily, beginning at 5:00 A.M. Nine of the Company's current Tuscany cafes have bagel ovens on site, which also accommodate the daily bagel requirements of most of the Company's other Tuscany cafes and bars (8 of its bars currently obtain their bagel requirements from local area bakeries). In addition, pursuant to the Company's current expansion plans, bagel ovens are to be installed at two additional existing cafes by March 1997 and, in the future, will be installed at most of the Company's proposed new Tuscany cafes prior to their initial opening.

   Sandwiches, soups and salads are made to order and specialty baked bagel dough products (bagel focaccia, balzones, etc.) are pre-made.

   Quality Control

   The Company's district managers, managers and assistant managers are all responsible for properly training their cafe and bar staffs and assuring that the Company's cafes and bars are operated in accordance with strict health and safety standards. The Company's cafe and bar employees are educated as to the correct handling and proper characteristics of coffee, bagels and other food product. Compliance with the Company's quality standards is monitored by periodic on-site visits and formal periodic inspections by district managers. The Company believes that its inspection procedures and its employee training practices help the Company to maintain a high standard of quality for the coffee and food it serves.

   Cafe and Bar Reporting

   The Company maintains financial and accounting controls for each restaurant through a central accounting system. Sales data, cash reconciliations and inventory status reports are prepared daily by store managers. The point-of-sale accounting and cash management system enables both store-level management and senior management to quickly react to changing sales trends, better manage food, beverage and labor costs, minimize theft and improve the quality and efficiency of accounting and audit procedures.

SUPPLY

   Boyd Coffee, a shareholder of the Company, purchases all of the coffee beans and blends, roasts, stores, packages and distributes all of the coffee which the Company uses in its operations to the Company's specifications. Boyd Coffee distributes the roasted coffee to each Company location in accordance with each location's scheduling and delivery requirements. The Company pays Boyd Coffee for each pound of coffee delivered based on a pre-determined price per pound, which is renegotiated from time to time.

   Coffee prices are extremely volatile. Boyd Coffee and any other supplier from whom the Company might purchase coffee are subject to volatility in the supply and price of green coffee beans. Although most coffee trades in the commodity market, arabica coffee beans, the quality sought by the Company, tend to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by many factors such as adverse weather conditions, the number of coffee trees planted, the health of coffee trees, infestation problems, harvesting practices, and political and economic factors in coffee producing countries which could result in coffee production limits, price support programs or expert quotas.

   Guttenplan supplies the Company with frozen bagel dough, to bake up to 16 varieties of bagels including plain, cinnamon raisin, whole wheat, onion, pumpernickel, garlic and salt. Guttenplan ships frozen bagel dough to food distributors in each of the Company's markets which, in turn, deliver the frozen bagel dough to the Company's locations up to three times a week. Coffee and bagel bars which sell only a limited amount of bagels and bagel products and are not located in close proximity to another Company location, purchase pre-made bagels from local bakers.

   The Company has not entered into a written agreement with Boyd Coffee or Guttenplan, and such suppliers provide similar services to other customers. Boyd Coffee also markets coffee under its own private label. Either supplier could terminate its arrangement with the Company at any time. The Company developed the recipes for its coffees and believes that there are alternative coffee blenders and roasters and bagel dough manufacturers available. The unavailability of Boyd Coffee's or Guttenplan's services to the Company, however, could result in delays in the delivery of coffee or bagel dough which would have a material adverse effect on the Company's operating results.

   The Company's cafes and bars obtain supplies of other food products, such as cream cheeses, meats and produce, beverages and paper products from regional distributors located in their respective markets.

ADVERTISING AND MARKETING

   The Company employs a marketing strategy that seeks continuous visibility and name recognition through use of newspaper advertisements, direct mail coupon distributions and promotional product giveaways. Upon establishing a sufficient number of restaurants in its markets, the Company intends to explore other means of advertising, including radio advertising.

FRANCHISES

   The Company's strategy until October 1995 included seeking to attract franchisees to open coffee bars. The Company franchised 3 coffee bars from November 1993 to August 1995, one of which franchising arrangements was subsequently terminated. The two remaining franchised coffee bars are located in Denver, Colorado and Philadelphia, Pennsylvania and operate under the Tuscany name.

   Upon entering into the franchise arrangements, each franchisee paid to the Company a $7,500 franchise fee. Franchisees are not currently required to pay royalties to the Company. Franchisees are required to comply with certain guidelines, including store and signage design, product offerings, operating procedures and financial reporting requirements. The Company has guaranteed lease payments relating to the two franchised locations.

   Although the Company is not currently seeking to franchise additional locations, the Company may seek to do so in the future. To the extent the Company seeks to franchise its Tuscany concept in the future, it anticipates that such efforts will be directed towards entering into franchising or similar arrangements with area developers with sufficient capital to develop several coffee and bagel cafe and bar locations in selected geographic markets in which the Company does not operate.

COMPETITION

   The food service industry in general, and the specialty and gourmet segment in particular, is intensely competitive with respect to quality, pricing, service, concept, convenience, location and value. There are numerous well established operators of national, regional and local specialty coffee stores and gourmet bagel shops possessing substantially greater financial, supply, distribution, marketing, personnel and other resources than the Company, as well as a continuing significant number of new market entrants. In particular, Starbucks Corporation operates approximately 1,000 retail coffee shops nationwide which offer coffee beans and beverages, and Einstein/Noah Bagel Corp. operates or has franchised approximately 200 retail bagel stores nationwide. Many of these competitors have achieved national, regional and local brandname recognition and product loyalty and engage in extensive advertising and promotional campaigns, both generally and in response to efforts by competitors to open new locations or introduce new products. The Company competes with gourmet food stores, supermarkets, convenience stores, bakeries and delicatessens, as well as specialty coffee retailers and bagel shops.

   The Company believes that competition for coffee and bagel products in its target markets will increase significantly because such markets are relatively unsaturated. Moreover, the Company believes that the start-up costs associated with opening and operating a specialty coffee store or bagel shop are not a significant impediment to entering into the retail coffee or bagel business. There can be no assurance that the Company will be able to compete successfully.

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

   The Company has registered the trademark and servicemark "Tuscany Premium Coffee" with the United States Patent and Trademark Office and has filed an application to register the trademark and servicemark "Tuscany Cafe". The Company believes that its trademarks and servicemarks have significant value and are important to the marketing of its coffee and bagel cafes and bars and products. There can be no assurance, however, that the Company's marks do not or will not violate the proprietary rights of others or that the Company's marks would be upheld, or that the Company would not be prevented from using its marks, if challenged, any of which could have an adverse effect on the Company.

   The Company relies on trade secrets and proprietary know-how and employs various methods to protect its concepts and recipes. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts and recipes. Furthermore, although the Company has and expects to have confidentiality and non-competition agreements with its executives and key management, the Company does not maintain such agreements with its suppliers. There can be no assurance that such agreements will adequately protect the Company's trade secrets. In the event competitors independently develop or otherwise obtain access to the Company's know-how, concepts, recipes or trade secrets, the Company may be adversely effected.

GOVERNMENT REGULATION

   The Company is subject to extensive state and local government regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various regulations relating to the sale of food and beverages, sanitation, disposal of refuse and waste products, public health, safety and fire standards. The Company's coffee and bagel cafes and bars are subject to periodic inspections by governmental agencies to ensure conformity with such regulations. Difficulties or failure in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant, and the suspension of, or inability to renew, a license at an existing restaurant would adversely affect the operations of the Company. Operating costs of the Company's cafes and bars are also affected by other government actions which are beyond the Company's control, including increases in the minimum hourly wage requirements, workers compensation insurance rates, health care insurance costs and unemployment and other taxes.

   In the event the Company seeks to resume franchising activities, it will become subject to federal and state laws, rules and regulations that govern the offer and sale of franchises. If the Company is unable to comply with the franchise laws, rules and regulations of a particular state relating to offers and sales of franchises, the Company will be unable to engage in offering or selling franchises in or from such state. There can be no assurance that the Company will be able to comply with existing or future franchise regulations in any particular state, any of which could have an adverse effect on the Company.

   The Company is subject to a number of state laws that regulate certain substantive aspects of the franchisor-franchisee relationship, such as termination, cancellation or non-renewal of a franchise (such as requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of and a right to cure a default prior to termination) and may require the franchisor to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and regulate discrimination among franchisees in charges, royalties or fees.

INSURANCE

   The operation of retail food service establishments subjects the Company to possible liability claims from others, including consumers, employees and other service providers, for personal injury (resulting from, among other things, contaminated or spoiled food or beverages or accidents). The Company maintains insurance (with coverage in amounts up to $1,000,000 per occurrence and $2,000,000 per annum, with $5,000,000 of umbrella coverage), including insurance relating to personal injury, in amounts which the Company currently believes to be adequate. The Company also maintains property insurance for each location it operates. Nevertheless, a partially or completely uninsured claim against the Company, if successful, could have a material adverse effect on the Company.

PROPERTIES

   The Company subleases 2,945 square feet of space in Seattle, Washington for its executive offices. The current annual rental for this property is $44,172 and the lease expires on January 1, 1999.

   All of the Company's existing cafes and bars are operated on properties leased from third parties. Each of these leases provides for a minimum annual rent and certain of these leases require additional rental payments to the extent sales volumes exceed specified amounts. Generally, the Company is also required to pay the cost of insurance, taxes and a portion of the landlord's operating costs to maintain common areas. These leases typically have initial terms ranging from 5 to 10 years and renewal options ranging from 5 to 15 years.

EMPLOYEES

   As of November 1, 1996, the Company employed 224 persons, of whom 10 were in management and 214 were in non-management coffee and bagel cafe and bar positions. Approximately 44 of these individuals were employed on a salary basis. The Company believes its employee relations to be good. None of the Company's employees is covered by a collective bargaining agreement.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following are the directors and executive officers of the Company:

 Name                Age   Position
 ----------------   -----   ---------------------------------------------------
Jim Simonson  ...    45    President, Chief Executive Officer and Director
Mark McDonald  ..    37    Executive Vice President -- Real Estate and Business
                           Development and Director
Chris Mueller  ..    37    Executive Vice President -- Finance and Director
John Parkey  ....    37    Chairman of the Board
Jerome Alhadeff      63    Director
David Cohn  .....    78    Director
Keith Grinstein      36    Director
Ottie Ladd  .....    60    Director
Greg Maffei  ....    36    Director
James Milgard  ..    56    Director


   Jim Simonson has been President, Chief Executive Officer and a director of the Company since September 1996. From 1971 until September 1996, Mr. Simonson held various positions, most recently as President of the full-service restaurant division, for Restaurants Unlimited which operates a chain of full-service restaurants.

   Mark McDonald is a co-founder of the Company and has been Executive Vice President -- Real Estate and Business Development since September 1996 and a director since inception. Mr. McDonald served as President of the Company from the Company's inception until September 1996. From 1986 until August 1992, Mr. McDonald owned and operated Regional Properties, a real estate brokerage and development company.

   Chris Mueller is a co-founder of the Company and has been Executive Vice President -- Finance since August 1992 and a director of the Company since May 1993. Prior to founding the Company, Mr. Mueller served as a Vice President with Seafirst Bank in Seattle, Washington from July 1990 until August 1993. From January 1987 until March 1990, Mr. Mueller was employed by Kidder Peabody in their capital markets group. From 1981 until 1985, Mr. Mueller was employed by Chemical Bank in their real estate finance group.

   John Parkey has been Chairman of the Board of the Company since October 1996. Mr. Parkey has been a Vice President and Portfolio Manager with the Portola Group, a regional investment counselling firm, since October 1995. From February 1988 until September 1995, Mr. Parkey held various marketing and project management positions with the Microsoft Corporation, most recently as Program Manager. Mr. Parkey also serves on the board of directors of MediaZones, an internet related company in Seattle, Washington.

   Jerome Alhadeff has been a director of the Company since July 1994. Mr. Alhadeff has served as President of ABC-Pacific Corporation, a closely held investment company, since 1971 and served as Chairman of Evergreen Wholesale Florist, a local distributor of fresh flowers, since 1983. Mr. Alhadeff also served as President of the Washington Athletic Club from August 1, 1994 until August 1, 1995.

   David Cohn has been a director of the Company since March 1996. Since 1960, Mr. Cohn has served as Chairman of Consolidated Restaurants, a restaurant holding company. Mr. Cohn served as a Regent of the University of Washington from 1983 to 1995.

   Keith Grinstein has been a director of the Company since July 1994. Since January 1996, Mr. Grinstein has served as President of McCaw International, a subsidiary of Nextel Communications, Inc., specializing in international cellular phone service. From 1988 until December 1995, Mr. Grinstein held various positions at McCaw Cellular Communications, Inc. ("MCC"), including Vice President and Assistant General Counsel of MCC; General Counsel of Lin Broadcasting, a subsidiary of MCC; and Chief Executive Officer of the Aviation and Communication Division of MCC. Mr. Grinstein is the nephew of Mr. Alhadeff.

   Ottie Ladd has been a director of the Company since July 1994. Mr. Ladd has served as President of Double Oaks, Inc., a real estate development and investment company, since June 1993. Mr. Ladd has also served as President of Capital Investment Corporation of Washington, an investment company specializing in real estate lending, since August 1993. Prior to such time, Mr. was the owner/operator of 24 Kentucky Fried Chicken franchises in Pierce County, Washington.

   Greg Maffei has been a director of the Company since July 1994. Mr. Maffei has been employed by Microsoft Corporation since January 1993, most recently as Vice President -- Corporate Development and Treasurer. From August 1991 until August 1992, Mr Maffei served as Executive Vice President and Chief Financial Officer of Pay 'N Pak Stores, Inc. ("Pay 'N Pak"). Mr. Maffei also serves on the Board of Directors of Mobile Telecommunication Technologies Corp., Citrix Systems and Cort Business Services Corporation.

   James Milgard has been a director of the Company since July 1994. Since 1962, Mr. Milgard has served as Secretary and, since October 1979 as Treasurer, of Milgard Tempering Inc. and Milgard Manufacturing Inc., a manufacturer and supplier of residential windows.

   All directors currently hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Executive officers of the Company serve at the direction of the Board and until their successors are duly elected and qualified. The Company reimburses directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company but does not pay its directors any fees for Board participation.

   In connection with this offering, the Company has agreed that it will, for a period of five years following the date of this Prospectus, upon the request of the Underwriter, nominate and use its best efforts to elect a designee of the Underwriter (which designee may change from time to time) as a director of the Company or, at the Underwriter's option, appoint such designee as a non-voting advisor to the Company's Board of Directors. The Underwriter has not yet exercised its rights to designate such a person. See "Underwriting."

   The Company has applied for and intends to obtain key man life insurance on the lives of each of Messrs. Simonson, McDonald and Mueller in the amount of $1,000,000.

KEY EMPLOYEES

   Mark Lower has been employed by the Company since September 1995. Mr. Lower is responsible for supporting cafe operations, including training and store development, openings and inspections. Mr. Lower was an operations manager for Grazzi, Inc., a chain of italian-style cafes from December 1992 to October 1995. From 1982 until December 1992, Mr. Lower was an operations general manager for Consolidated Restaurants, an operator of a chain of full-service restaurants in Seattle, Washington.

   Mari Mitchell has been employed by the Company since July 1995. Ms. Mitchell is responsible for supporting cafe operations, including training and store development, openings and inspections. From July 1993 to July 1995, Ms. Mitchell was a retail store manager and trainer for Zio Ricco, an operator of coffee stores in Seattle, Washington. From April 1989 to July 1993, Ms. Mitchell was a retail store manager and trainer for Starbucks Corporation.

EXECUTIVE COMPENSATION

   The following table sets forth certain compensation paid by the Company during the fiscal year ended December 31, 1995 to Jim Simonson, its current President and Chief Executive Officer, and Mark McDonald, its President and Chief Executive Officer during the fiscal year ended December 31, 1995. No other officer of the Company received compensation in excess of $100,000 for the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
                                         -------------------------------------
                                                                Other Annual
     Name and Principal
Position                       Year      Salary      Bonus      Compensation
 --------------------------    ------    --------    -------    --------------
Jim Simonson(1)
  President & Chief
  Executive Officer .......    1995      $    -0-     $ -0-          --
Mark McDonald(2)
  Executive Vice-President     1995       48,000       -0-           --

------
(1) Jim Simonson has served as President and Chief Executive Officer of the Company since September 1996. Mr. Simonson is receiving $35,000 as compensation for the year ending December 31, 1996 (an annual salary of $125,000).

(2) Mark McDonald served as President and Chief Executive Officer of the Company from February 1992 until September 1996. Mr. McDonald is receiving an annual salary of $48,000 for the year ending December 31, 1996.

   The Company did not grant any options to its executive officers until the year ended December 31, 1996. See "-- 1996 Stock Option Plan."

EMPLOYMENT AGREEMENTS

   The Company has entered into a three-year employment agreement with Mr. Simonson, effective as of January 1, 1997, which provides for annual base salaries of $125,000, $150,000 and $175,000, over the term of the agreement. Mr. Simonson is also entitled to receive a bonus for the fourth fiscal quarter of 1997 in an amount up to 50% of his quarterly salary if the Company achieves agreed upon performance goals and annual bonuses, and commencing in 1998 in amounts up to his then-current annual base salary if the Company achieves agreed upon performance goals. In connection with his entering into the employment agreement, Mr. Simonson received options, issued pursuant to the Option Plan, to purchase 118,000 shares of Common Stock. Mr. Simonson's employment agreement provides for employment on a full-time basis and contains a provision that prohibits Mr. Simonson, during the term of his employment agreement and for a period of two years thereafter, from competing with the Company by engaging, having an interest in or rendering any services to any business which is competitive with the Company and which operates one or more specialty or gourmet retail food establishments, primarily offering coffee beans, coffee beverages, bagels and/or bagel products within 25 miles of any city in which the Company has a store located or in development or in which the Company has granted rights to a third party. The agreement with Mr. Simonson provides that if Mr. Simonson is terminated without cause (as defined in the agreement) or upon a change of control (as defined in the agreement), Mr. Simonson will receive severance pay in an amount up to his then-current annual base salary (depending upon the date of termination).

   The Company has entered into three-year employment agreements with each of Messrs. McDonald and Mueller, effective as of January 1, 1997, which provide for an annual base salary of $60,000 and $60,000, respectively, and bonuses in amounts up to 25% of such officer's base salary if the Company achieves agreed upon performance goals. In connection with their entering into the employment agreements, Messrs. McDonald and Mueller received options, issued pursuant to the Option Plan, to purchase 25,000 and 25,000 shares of Common Stock, respectively. Each of the employment agreements provides for employment on a full-time basis and contains a provision that prohibits the officer, during the term of his employment agreement and for a period of two years thereafter, from competing with the Company by engaging, having an interest in or rendering any services to any business which is competitive with the Company's business and, which operates one or more specialty or gourmet retail food establishments, primarily offering coffee beans, coffee beverages, bagels and/or bagel products within 25 miles of any city in which the Company has a store located or in development or in which the Company has granted rights to a third party. Mr. McDonald's and Mr. Mueller's employment agreements each provide that if the officer is terminated without cause (as defined in the agreements) or upon a change of control (as defined in the agreements) such officer will receive severance pay in an amount equal to three months salary.

1996 STOCK OPTION PLAN

   In December 1996, the Company's shareholders approved a stock option plan (the "Option Plan") pursuant to which 350,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either
(i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) nonqualified options. ISOs may be granted under the Option Plan to officers and employees of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

   The purpose of the Option Plan is to encourage stock ownership by certain directors, officers and employees of the Company and other persons instrumental to the success of the Company. The Option Plan is intended to qualify under Rule 16b-3 under the Securities Exchange Act of 1934, and is administered by a Committee of the Board of Directors, which currently consists of Messrs. Parkey, Cohn and Ladd. The Committee, within the limitations of the Option Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, and the time, manner and form of payment upon exercise of an option.

   ISOs granted under the Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. Non-qualified options granted under the Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant. Options granted under the Option Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

   In November 1996, the Company granted options under the Option Plan to purchase an aggregate of 168,000 shares. Of such options, options to purchase 118,000, 25,000 and 25,000 shares were granted to Messrs. Simonson, McDonald and Mueller, respectively, at an exercise price of $5.00 per share. All of such options are exercisable upon vesting and expire ten years from the date of grant, subject to earlier expiration upon termination. The options granted to Mr. Simonson vest as to 50% of the shares covered thereby one year after the date of grant and 25% of the shares covered thereby on each of the second and third anniversaries of the date of grant. The options granted to Messrs. McDonald and Mueller vest as to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. Upon termination of Mr. Simonson, Mr. McDonald or Mr. Mueller without cause options granted to such officer which otherwise vest at the end of the employment year become immediately vested, and all options granted to each officer vest upon a change of control.

   The Company has also granted options under the Option Plan, effective as of the date of this Prospectus, to purchase an aggregate of 35,000 shares of Common Stock. Of such options, options to purchase 20,000 shares of Common Stock have been granted to Mr. Parkey, the Chairman of the Board of the Company, and options to purchase 3,000 shares of Common Stock have been granted to each of the other five non-employee directors of the Company. All of such options are exercisable at a price of $5.00 per share, vest one year from the date of grant and expire ten years from the date of grant. The Company also intends to grant options under the Option Plan to purchase 20,000 shares of Common Stock to the Company's Chairman of the Board and options to purchase 3,000 shares of Common Stock to each non-employee director of the Company upon their re-election by the Company's shareholders at each annual meeting of the Company's shareholders. All of such options will be exercisable at the market value of the Common Stock on the date of grant.

EXCULPATORY PROVISIONS AND INDEMNIFICATION MATTERS

   As authorized by the Washington Business Corporation Act (the "Washington Act"), the Company's Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for any breach of duty based upon an act or omission that involves intentional misconduct or a knowing violation of law, conduct resulting in an unlawful distribution of the Company's assets in violation of the Washington Act or any transaction for which such person will receive a benefit in money, property or services to which such person is not legally entitled.

   The Company has also entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information, immediately prior to the consummation of this offering and as adjusted to reflect the sale by the Company of the 1,600,000 Shares offered hereby (based on information obtained from the persons named below), relating to the beneficial ownership of shares of Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group.

                                                                                     Percentage of Shares
                                                                                     Beneficially Owned(2)
                                                                Number of Shares  --------------------------
Name and Address of Beneficial                                    Beneficially       Before        After
Owners(1)                                                            Owned          Offering     Offering
 ------------------------------------------------------------   ----------------   ----------    ----------
Chris Mueller  ..............................................       310,562(3)        11.0%         7.0%
Mark McDonald  ..............................................       283,824(4)        10.1          6.4
James Milgard  ..............................................       200,268(5)(6)      7.1          4.5
Ottie Ladd.  ................................................        60,428(5)(7)      2.1          1.4
John Parkey  ................................................        44,118(8)         1.5          1.0
David Cohn.  ................................................        38,168(5)(9)      1.4             *
Keith Grinstein  ............................................        27,272(5)(10)        *            *
Jerome Alhadeff  ............................................        14,478(5)(10)        *            *
Greg Maffei  ................................................        13,903(5)(9)         *            *
Jim Simonson.  ..............................................        5,348(11)            *            *
All directors and executive officers as a group (10
  persons). .................................................      998,369(12)        35.4%        22.6%

------
*  Less than 1%

(1) Unless otherwise indicated, the address for each named individual or group is in care of Tuscany, Inc., 601 Union Street, Suite 4620, Seattle, Washington 98101.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised and converted. Assumes a base of 2,821,852 shares of Common Stock outstanding prior to this offering (including the approximately 1,944,815 shares to be issued immediately prior to the consummation of this offering upon exercise of warrants issued to certain guarantors of the Company's line of credit and upon conversion of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Company Financing Notes) and a base of approximately 4,421,852 shares of Common Stock outstanding immediately after this offering, before any consideration is given to other outstanding options or warrants. See "Description of Securities."

(3) Does not include (i) 20,706 shares of Common Stock issuable upon exercise of Company Financing Warrants or (ii) 25,000 shares of Common Stock issuable upon the exercise of options issued under the Option Plan at a price of $5.00 per share. See "Certain Transactions."

(4) Does not include 25,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.00 per share.

(5) Does not include 3,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.00 per share.

(6) Includes 23,529 shares of Common Stock owned by James A. Milgard, Mr. Milgard's son and 23,529 shares of Common Stock owned by James Milgard as custodian for Allison Milgard, Mr. Milgard's daughter. Does not include 20,706 shares of Common Stock issuable upon exercise of Company Financing Warrants at a price of $5.00 per share. See "Certain Transactions."

(7) Does not include 10,353 shares of Common Stock issuable upon exercise of Company Financing Warrants at a price of $5.00 per share. See "Certain Transactions."

(8) Does not include 20,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.00 per share.

(9) Does not include 6,212 shares of Common Stock issuable upon exercise of Company Financing Warrants at a price of $5.00 per share. See "Certain Transactions."

(10) Does not include 5,176 shares of Common Stock issuable upon exercise of Company Financing Warrants at a price of $5.00 per share. See "Certain Transactions."

(11) Does not include (i) 4,141 shares of Common Stock issuable upon exercise of Company Financing Warrants at a price of $5.00 per share and (ii) 118,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.00 per share. See "Certain Transactions."

(12) Does not include (i) 74,541 shares of Common Stock issuable upon exercise of Company Financing Warrants or (ii) 203,000 shares of Common Stock issuable upon exercise of options granted under the Option Plan at a price of $5.00 per share. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

   From February 1992 to March 1993, Mark McDonald, Executive Vice President and a director of the Company, loaned an aggregate of approximately $69,861 to the Company. During the years ended December 31, 1994 and 1995, the Company repaid $5,771 and $55,631 principal amount of such loans, respectively, to Mr. McDonald. The remaining $8,459 principal amount of indebtedness due under such loans is evidenced by a note which bears interest at a rate of 6% per annum and is due on the earlier of April 30, 1998 or twelve months following the consummation of this offering.

   During the year ended December 31, 1993, Chris Mueller, Executive Vice President and a director of the Company, loaned an aggregate of approximately $100,000 to the Company. During the year ended December 31, 1994, the Company repaid $60,443 principal amount of such loans to Mr. Mueller. The remaining $39,557 principal amount of such loans is evidenced by a note which bears interest at a rate of 6% per annum and is due on the earlier of April 30, 1998 or twelve months following the consummation of this offering.

   In January 1994, the Company and James Milgard, a director of the Company, entered into a partnership agreement pursuant to which Expresso Park Shops Limited Partnership ("Park Shops L.P.") was formed. The Company contributed $1.00 and the right to operate under the Tuscany name, and Mr. Milgard contributed $100,000, to Park Shops L.P. as capital investments. The Company serves as general partner and owns a 50% equity interest in Park Shops L.P. Mr. Milgard is the sole limited partner and owns a 50% equity interest in Park Shops L.P. Mr. Milgard is entitled to receive the first $100,000 of profits of Park Shops L.P. and, thereafter, profits are divided equally between the two partners. Park Shops L.P. has not yet achieved profitable operations. The Company is required to fund the operating losses of Park Shops L.P. until Mr. Milgard's initial investment is repaid. Park Shops L.P. operates the Tuscany coffee bar located at The Park Shops, Houston, Texas. The Company has, from time to time, advanced an aggregate of $70,986 to Park Shops L.P.

   In July 1994, Ottie Ladd, a director of the Company, loaned the Company $50,000. As partial consideration for such loan, the Company issued to Mr. Ladd 17,647 shares of Common Stock. The Company repaid the loan plus accrued interest thereon at an annual rate of 15% in July 1995.

   From September 1994 through April 1995, David Cohn, James Milgard, Keith Grinstein, Mr. Ladd and Greg Maffei, directors of the Company, purchased 50,000, 400,000, 10,000, 60,000 and 20,000 shares of Series A Preferred
Stock, at a price of $1.25 per share, at the same price and on the same terms as shares purchased by the other purchasers of such offering.

   In March 1994, the Company, Jerome Alhadeff, a director of the Company, and Mr. Alhadeff's daughter formed Expresso Union Trust Limited Partnership ("Expresso L.P."), to operate a coffee bar. The Company contributed $1.00 and the right to use the Tuscany name and Mr. Alhadeff and his daughter contributed an aggregate of $130,000 to Expresso L.P. as capital investments. The Company served as general partner and owned a 50% equity interest in Expresso L.P. and Mr. Alhadeff and his daughter, together, owned a 50% limited partnership interest in Expresso L.P. From March 1994 to August 1995, Mr. Alhadeff and his daughter received distributions in the aggregate amount of $35,000. In August 1995, Expresso L.P. was dissolved and the Company purchased Mr. Alhadeff's and his daughter's interest for an aggregate of $33,000 and 15,588 shares of Common Stock.

   In September 1995, Messrs. Cohn, Ladd and Milgard entered into guaranties with Seafirst, each to guarantee $200,000 of the Company's obligations under the line of credit. In consideration therefor, the Company entered into a security agreement with the guarantors pursuant to which the Company granted the guarantors a security interest in all of the Company's furniture, fixtures and equipment. The Company also issued to each of the guarantors warrants to purchase 11,765 shares of Common Stock (an aggregate of 105,885 shares) at an exercise price of $.34 per share. Such warrants are all being exercised immediately prior to the consummation of this offering. Such persons will receive a benefit from payments made to Seafirst (as required under the line of credit) from the proceeds of this offering (as a result of the corresponding reduction in their liability exposure).

   In March 1996, Mr. Cohn and John Parkey, a director of the Company, purchased 12,500 and 125,000 shares of Series B Preferred Stock from the Company for $25,000, and $250,000 respectively. Such shares were purchased at a price of $2.00 per share, at the same price and on the same terms as shares purchased by the other purchasers in such offering.

   In August 1996, Mr. Parkey entered into a guaranty with Seafirst to guarantee $200,000 of the Company's obligations under the line of credit and note. In consideration therefor, the Company entered into a security agreement with Mr. Parkey pursuant to which the Company granted Mr. Parkey a security interest in all of the Company's furniture, fixtures and equipment. The Company also issued to Mr. Parkey warrants to purchase 7,353 shares of Common Stock at an exercise price of $.34 per share. Such warrants are being exercised immediately prior to the consummation of this offering. Mr. Parkey will receive a benefit from payments made to Seafirst (as required under the line of credit) from the proceeds of this offering (as a result of the corresponding reduction in his liability exposure).

   In connection with the Company Financing, Messrs. Mueller, Milgard, Ladd, Cohn, Maffei, Alhadeff, Grinstein and Jim Simonson, President and Chief Executive Officer of the Company, purchased 2, 2, 1, 0.6, 0.6, 0.5, 0.5 and
0.4 Company Financing Units, respectively, for purchase prices of $100,000, $100,000, $50,000, $30,000, $30,000, $25,000, $25,000 and $20,000,
respectively. Each Company Financing Unit consists of a $50,000 Company Financing Note, convertible into 13,369 shares of Common Stock immediately prior to the consummation of this offering, and 10,353 Company Financing Warrants.

   In November 1996, Messrs. McDonald and Mueller each contributed to the Company's capital 117,647 shares of Common Stock and the Company cancelled all of such shares.

   The Company believes that all of the foregoing transactions and arrangements were fair and reasonable to the Company and were on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested members of the Board of Directors, outside the presence of any interested directors and, to the extent deemed appropriate by the Board of Directors, the Company will obtain shareholder approval or fairness opinions in connection with any such transaction.

                          DESCRIPTION OF SECURITIES

CAPITAL STOCK

 GENERAL

   The Company is authorized to issue 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, there are approximately 877,037 shares of Common Stock outstanding, 2,766,000 shares of Series A Preferred Stock outstanding and 1,750,000 shares of Series B Preferred Stock outstanding. Immediately prior to the consummation of this offering, there will be approximately 2,821,852 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

 COMMON STOCK

   The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any Preferred Stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the right of the holders of any shares of Preferred Stock which the Company may designate in the future.

 PREFERRED STOCK

   The Company is authorized to issue 5,000,000 shares of Preferred Stock. Of such shares, 2,766,000 have been designated as Series A Preferred Stock and 1,750,000 have been designated as Series B Preferred Stock, all of which will be converted into Common Stock, at a ratio of one share of Common Stock for each 3.4 shares of Preferred Stock, immediately prior to the consummation of this offering.

   The authorized but undesignated shares of Preferred Stock may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, prevent or substantially delay a change of control, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company has no current plans to issue any Preferred Stock.

REDEEMABLE WARRANTS

   Each Warrant offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $5.00, subject to adjustment in certain circumstances, at any time until 5:00 p.m.,
Eastern Time on       , 2002. The Warrants will be separately transferable
immediately upon issuance.

   The Warrants are redeemable by the Company, upon the consent of the Underwriter, at any time upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The Warrants will be issued in registered form under a warrant agreement by and among the Company, Continental Stock Transfer & Trust Company, as warrant agent, and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

   The Warrants may be exercised upon surrender of the Warrant certificate during the exercise period at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock.

   No Warrant will be exercisable unless at the time of exercise the Company has declared effective a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

   No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.


WASHINGTON ANTI-TAKEOVER LAW


   The Company's Article of Incorporation and Bylaws include provisions which may have the effect of discouraging nonnegotiated takeover attempts by delaying or preventing changes in control of management of the Company. These provisions include, in addition to the provision for Preferred Stock, no cumulative voting and a denial of the ability of shareholders to call special meetings of shareholders.


   The Company will also be subject to the Washington Act which contains provisions that have the effect of discouraging nonnegotiated takeover attempts. Chapter 23B.19 of the Washington Act prohibits a corporation, with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Entity" (defined as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Entity, or allowing the Acquiring Entity to receive any disproportionate benefit as a shareholder. An Acquiring Entity is further prohibited from engaging in significant business transactions with the target corporation unless the per share consideration paid to holders of outstanding shares of Common Stock and other classes of stock of the target corporation meet certain minimum criteria. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company.


RECENT FINANCINGS

   In November and December 1996, the Company completed the Company Financing, a $1,800,000 private placement of 36 Company Financing Units. Each $50,000 Company Financing Unit consisted of (i) a Company Financing Note in the principal amount of $50,000 bearing interest at an annual rate of 9%, payable quarterly commencing December 31, 1996, and (ii) Company Financing Warrants to purchase 10,353 shares of Common Stock. The entire $1,800,000 principal amount of, plus accrued and unpaid interest on, the Company Financing Notes will automatically be converted into shares of Common Stock (at the rate of one share of Common Stock for each $3.74 of indebtedness) immediately prior to the consummation of this offering. The 372,708 outstanding Company Financing Warrants are exercisable at a price of $5.00 per share for a period of two years commencing upon the consummation of this offering. After payment of fees and expenses incurred in connection with the Company Financing, the Company received net proceeds of approximately $1,640,000 from the sale of the Company Financing Units.


   In December 1996, the Company completed the Bridge Financing, a $900,000 private placement of 18 Bridge Units. Each $50,000 Bridge Unit consisted of
(i) an unsecured non-negotiable Bridge Note in the principal amount of $50,000, bearing interest at the rate of 9% per year, payable semi-annually, and maturing on the consummation of this offering and (ii) 10,000 shares of Common Stock. After payment of $90,000 in placement agent fees to the Underwriter, which acted as placement agent for the Company in connection with the Bridge Financing, and other offering expenses of approximately $50,000, the Company received net proceeds of approximately $760,000 from the sale of the Bridge Units. See "-- Registration Rights."


OTHER EXISTING WARRANTS


   There are currently outstanding warrants (in addition to the Company Financing Warrants) to purchase an aggregate of 370,591 shares of Common Stock at an exercise price of $.34 per share. It is anticipated that warrants to purchase 135,297 shares of Common Stock will be exercised immediately prior to the consummation of this offering. The balance of such warrants are exercisable at various times commencing February 1, 1997 for a period of five years. See "-- Registration Rights."


REGISTRATION RIGHTS

   In connection with the Bridge Financing, the Company agreed to file with the Commission a registration statement which includes the Bridge Shares (the "Bridge Registration Statement") within nine months following the date of this Prospectus and use its best efforts to have the Bridge Registration Statement declared effective so as to permit the public trading of the Bridge Shares within twelve months following the date of this Prospectus, subject to the holders' agreements not to sell or otherwise dispose of such shares without the Underwriter's prior written consent for a period of 13 months following the date of this Prospectus. Once the Bridge Registration Statement is declared effective by the Commission, the Company has agreed to use its best efforts to keep it effective until the earlier of (i) the date that all of the Bridge Shares have been sold pursuant to such Bridge Registration Statement and (ii) the date that the holders of the Bridge Shares receive an opinion of counsel that the full amount of such securities may be freely sold by such holders without registration under the Securities Act. If the Company defaults in its obligations to maintain the Bridge Registration Statement effective or otherwise fails to comply with certain other registration rights obligations of the Bridge Financing, the Company may be obligated to issue up to an additional 45,000 shares of Common Stock to the investors which participated in the Bridge Financing.

   The Company has granted the holders of warrants to purchase 235,294 shares of Common Stock certain demand and piggyback registration rights with respect to such warrants. The holders of such warrants have agreed not to exercise any registration rights for a period of 18 months from the date of this Prospectus, without the Underwriter's prior written consent.

   In connection with this offering, the Company has agreed to grant to the Underwriter certain demand and piggyback registration rights in connection with the 320,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants or the warrants underlying the Underwriter's Warrants. See "Underwriting."

TRANSFER AGENT AND WARRANT AGENT

   The transfer agent for the Common Stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

REPORTS TO SHAREHOLDERS

   The Company intends to file a registration statement with the Securities and Exchange Commission to register its Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act prior to the date of this Prospectus and has agreed with the Underwriter that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of this offering, the Company will have 4,421,852 shares of Common Stock outstanding (assuming no exercise of the Warrants). All 1,600,000 of the Shares being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. The remaining 2,821,852 shares of Common Stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were acquired by the shareholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. The 2,821,852 restricted shares of Common Stock will become eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule, on various dates commencing 90 days following the date of this Prospectus.

   In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on the Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for a least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


   The holders of the 180,000 Bridge Shares have agreed not to sell such shares for a period of 13 months from the date of this Prospectus without the Underwriter's prior written consent and the holders of the remaining 2,641,852 shares of Common Stock (plus an additional 811,002 shares of Common Stock issuable upon exercise of outstanding warrants, including the Company Financing Warrants) have agreed not to sell such shares for a period of 18 months from the date of this Prospectus without the Underwriter's prior written consent.


   Prior to this offering, there has been no market for the Common Stock or Warrants and no prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock and the Warrants prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                 UNDERWRITING

   Paragon Capital Corporation (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,600,000 Shares and 1,600,000 Warrants offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the Shares and Warrants offered hereby if any of such securities are purchased. The Shares and Warrants are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

   The Underwriter has advised the Company that it proposes to offer the Shares and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers,
Inc. (the "NASD") concessions, not in excess of $   per Share and $   per
Warrant, of which not in excess of $   per Share and $   per Warrant may be
reallowed to other dealers who are members of the NASD.

   The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock and/or 240,000 additional Warrants at the public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares and/or Warrants offered hereby.

   The Company has agreed to pay the Underwriter a nonaccountable expense allowance of 3% of the gross proceeds of this offering, of which $50,000 has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the Shares and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

   The Company has agreed to sell to the Underwriter and its designees for an aggregate of $176, warrants (the "Underwriter's Warrants") to purchase up to 160,000 shares of Common Stock at an exercise price of $6.00 per share (120% of the public offering price per share) and up to 160,000 Warrants (each exercisable to purchase one share of Common Stock at a price of $6.00 per share) at an exercise price of $.12 per Warrant (120% of the public offering price per Warrant). The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group and are exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one-year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants may be deemed additional underwriting compensation. The Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants, the shares of Common Stock and warrants underlying the Underwriter's Warrants, and the shares of Common Stock issuable upon exercise of the underlying warrants under the Securities Act on one occasion during the Warrant Exercise Term and to include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

   The Company has also agreed, for a period of five years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and shareholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

   In addition, the Company has agreed to enter into a consulting agreement to retain the Underwriter as a financial consultant for a period of two years from the consummation of this offering at an annual fee of $30,000, the entire $60,000 payable in full, in advance. The consulting agreement will not require the consultant to devote a specific amount of time to the performance of its duties thereunder. In the event that the Underwriter originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for origination of such transaction.

   The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by the Underwriter; or (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Exchange Act.

   The Underwriter acted as placement agent for the Company in connection with the Bridge Financing and was paid a placement fee of $90,000, constituting 10% of the gross proceeds of the Bridge Financing.

   Rule 10b-6 may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

   The investors in the Bridge Financing have agreed not to sell or otherwise dispose of the shares of Common Stock purchased in the Bridge Financing for a period of 13 months from the date of this Prospectus without the Underwriter's prior written consent. The Company's other securityholders and all of its officers and directors have agreed not to sell or otherwise dispose of any securities of the Company beneficially owned by them for a period of 18 months from the date of this Prospectus, without the prior written consent of the Underwriter.

   The Underwriter has advised the Company that it does not expect sales made to discretionary accounts to exceed 1% of the securities offered hereby.

   The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

   Prior to this offering, there has been no public trading market for the Common Stock or Warrants. Consequently, the initial public offering price of the Common Stock and Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter. Among the factors considered in determining these prices were the Company's financial condition and prospects, market prices of similar securities of comparable publicly-traded companies and the general condition of the securities market.

                                LEGAL MATTERS

   The legality of the securities offered by this Prospectus will be passed upon for the Company by Cairncross & Hemplemann, P.S., Seattle, Washington. Certain legal matters with respect to this offering will be passed upon by Tenzer Greenblatt LLP, New York, New York. A partner of Tenzer Greenblatt LLP beneficially owns warrants to purchase 132,353 shares of Common Stock. Akerman, Senterfitt and Eidson, P.A., Miami, Florida, has acted as counsel to the Underwriter in connection with this offering.

                                   EXPERTS

   The financial statements of the Company included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt about the ability of the Company to continue as a going concern). The financial statements have been included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, filed as a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulation of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549; and at the following regional offices: Midwest Regional Office, Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511, and the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

                         TUSCANY, INC. AND SUBSIDIARY
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                      Page

INDEPENDENT AUDITORS' REPORT                                                                          F-2

FINANCIAL STATEMENTS:

     Consolidated balance sheet as of September 30, 1996  .......................................     F-3

     Consolidated statements of operations for the year ended December 31, 1995, and for the
        nine months ended September 30, 1995 (unaudited) and 1996 ...............................     F-4

     Consolidated statements of shareholders' equity for the year ended December 31, 1995, and
        for the nine months ended September 30, 1996 ............................................     F-5

     Consolidated statements of cash flows for the year ended December 31, 1995, and for the
        nine months ended September 30, 1995 (unaudited) and 1996 ...............................     F-6

     Notes to consolidated financial statements  ................................................     F-7


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tuscany, Inc.
Seattle, Washington

We have audited the accompanying consolidated balance sheet of Tuscany, Inc. and subsidiary (the Company) as of September 30, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended September 30, 1996, and the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1996, and the results of its operations and its cash flows for the nine months ended September 30, 1996, and the year ended December 31, 1995, in conformity with generally accepted accounting principles.


The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company's recurring losses from operations and projected future cash requirements, which require additional capitalization or other external financing, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


Deloitte & Touche LLP


Seattle, Washington
December 23, 1996

                         TUSCANY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1996

 ASSETS
CURRENT ASSETS:
     Cash  ..........................................................................    $    80,754
     Accounts receivable  ...........................................................         34,141
     Inventory  .....................................................................        112,858
     Prepaid expenses and other current assets  .....................................         35,925
                                                                                        -------------
          Total current assets  .....................................................        263,678
EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
     Equipment and fixtures  ........................................................      2,858,183
     Leasehold improvements  ........................................................      2,848,285
     Construction in progress  ......................................................        642,225
                                                                                        -------------
                                                                                           6,348,693
     Less accumulated depreciation and amortization  ................................       (550,694)
                                                                                        -------------
          Total equipment and leasehold improvements  ...............................      5,797,999
GOODWILL, net of accumulated amortization of $46,498  ...............................        324,682
INTANGIBLE ASSETS, net of accumulated amortization of $26,844  ......................         78,547
OTHER ASSETS  .......................................................................        155,737
                                                                                        -------------
TOTAL  ..............................................................................    $ 6,620,643
                                                                                        =============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable  ..............................................................    $ 1,620,134
     Checks drawn in excess of bank balances  .......................................        151,827
     Accrued expenses  ..............................................................        283,261
     Short-term borrowings  .........................................................      2,198,000
     Notes payable to officers  .....................................................         48,016
     Current portion of long-term obligations  ......................................        141,799
                                                                                        -------------
          Total current liabilities  ................................................      4,443,037
LONG-TERM OBLIGATIONS, less current portion  ........................................        129,742
                                                                                        -------------
          Total liabilities  ........................................................      4,572,779
COMMITMENTS (Note 7)
SHAREHOLDERS' EQUITY:
     Common stock, $.01 par value -- Authorized, 30,000,000 shares; issued and
        outstanding, 932,331 shares .................................................        140,806
     Preferred stock, $.01 par value -- Authorized, 5,000,000 shares:
        Series A, $1.25 stated value -- Authorized, issued, and outstanding,
          2,766,000 shares (preference in liquidation of $3,457,500)  ...............      3,186,625
        Series B, $2 stated value -- Authorized, issued, and outstanding, 1,750,000
          shares (preference in liquidation of $3,500,000)  .........................      3,233,714
     Contributed capital for stock warrants  ........................................        126,000
     Accumulated deficit  ...........................................................     (4,639,281)
                                                                                        -------------
          Total shareholders' equity  ...............................................      2,047,864
                                                                                        -------------
TOTAL  ..............................................................................    $ 6,620,643
                                                                                        =============

               See notes to consolidated financial statements.

                         TUSCANY, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEAR ENDED DECEMBER 31, 1995, AND
          NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                  December 31,      September 30,     September 30,
                                                      1995              1995               1996
                                                 ---------------   ---------------    ---------------
                                                                     (unaudited)
NET SALES  ...................................   $ 2,488,840       $ 1,678,579        $ 3,317,272
COST OF SALES AND RELATED OCCUPANCY COSTS  ...     1,495,848         1,022,363          2,217,311
                                                 ---------------   ---------------    ---------------
          Gross profit  ......................       992,992           656,216          1,099,961
OPERATING EXPENSES:
     Store  ..................................     1,146,262           746,456          1,712,622
     Depreciation and amortization  ..........       210,253           143,625            359,462
     Other  ..................................       183,955           130,673            174,896
GENERAL, ADMINISTRATIVE, AND CORPORATE
   MARKETING .................................       794,650           539,514            728,763
                                                 ---------------   ---------------    ---------------
          Loss from operations  ..............    (1,342,128)         (904,052)        (1,875,782)
OTHER EXPENSES:
     Interest expense, net  ..................        76,477            38,070            189,317
     Loss on sale of equipment and leasehold
        improvements .........................       199,134           199,134
     Other  ..................................        67,024            37,616             15,540
                                                 ---------------   ---------------    ---------------
     NET LOSS  ...............................   $(1,684,763)     $ (1,178,872)      $ (2,080,639)
                                                 ===============   ===============    ===============
     PRO FORMA LOSS PER SHARE INFORMATION
        (Note 1):
     Pro forma net loss per share  ...........   $     (0.69)     $      (0.48)      $      (0.80)
                                                 ===============   ===============    ===============
     Pro forma weighted average shares
        outstanding ..........................     2,451,774         2,450,399          2,591,663
                                                 ===============   ===============    ===============


                         TUSCANY, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      YEAR ENDED DECEMBER 31, 1995, AND
                     NINE MONTHS ENDED SEPTEMBER 30, 1996

                         Common stock      Series A Preferred stock  Series B Preferred stock
                     --------------------- ------------------------- ------------------------
                                                                                              Contributed   Accumulated
                      Shares     Amount      Shares       Amount       Shares      Amount       capital       deficit       Total
                     --------- ----------- ----------- ------------- ----------------------- ------------- -------------  ---------
BALANCE, January 1,
  1995 .............  882,353   $123,814    1,246,000   $1,557,500           --  $       --    $     --   $  (873,879)    $ 807,435
     Issuance of
        common stock . 27,353      9,300                                                                                      9,300
     Issuance of
        Series A
        Preferred
        stock ......                        1,510,000    1,616,625                                                        1,616,625
     Issuance of
        Series B
        Preferred
        stock ......                                                     91,250     168,682                                168,682
     Contributed
        capital for
        stock
        warrants ...                                                                             36,000                     36,000
     Net loss  .....                                                                                       (1,684,763)  (1,684,763)
                     --------- ----------- ----------- ------------- ----------------------- ----------- --------------  ----------
BALANCE, December 31,
   1995 ............  909,706    133,114    2,756,000    3,174,125       91,250     168,682      36,000    (2,558,642)     953,279
     Issuance of
        common stock . 22,625      7,692                                                                                     7,692
     Issuance of
        Series A
        Preferred
        stock ......                           10,000       12,500                                                          12,500
     Issuance of
        Series B
        Preferred
        stock ......                                                  1,658,750   3,065,032                              3,065,032
     Contributed
        capital for
        stock
        warrants ...                                                                             90,000                     90,000
     Net loss  .....                                                                                       (2,080,639)  (2,080,639)
                     --------- ----------- ----------- ------------- ----------------------- ----------- -------------- -----------
BALANCE, September
   30, 1996 ........  932,331   $140,806    2,766,000   $3,186,625    1,750,000  $3,233,714    $126,000   $(4,639,281)   2,047,864
                     ========= =========== =========== ============= ======================= =========== ============== ===========


               See notes to consolidated financial statements.

                         TUSCANY, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 1995, AND
          NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                               December 31,      September 30,     September 30,
                                                                   1995              1995               1996
                                                              ---------------   ---------------    ---------------
                                                                                  (unaudited)
OPERATING ACTIVITIES:
   Net loss ...............................................     $ (1,684,763)     $ (1,178,872)     $ (2,080,639)
   Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization  .......................         220,753           145,125           375,962
     Bad debt expense  ....................................          30,951            23,213            41,198
     Loss on sale of equipment and leasehold improvements           199,134           199,134
     Provision for issuance of common stock and warrants
        as consideration for consulting services ..........                                              87,692
     Cash provided (used) by changes in operating assets
        and liabilities:
        Accounts receivable ...............................         (12,500)          (91,043)           26,343
        Inventory .........................................         (46,448)           (9,580)          (30,436)
        Prepaid expenses and other current assets .........         (21,162)           (8,221)          (14,763)
        Deposits ..........................................         (54,321)          (44,306)          (32,885)
        Accounts payable ..................................         522,549           185,700           950,311
        Accrued expenses ..................................          97,836            72,813           110,531
                                                              ---------------   ---------------    ---------------
   Net cash used by operating activities ..................        (747,971)         (706,037)         (566,686)
                                                              ---------------   ---------------    ---------------
INVESTING ACTIVITIES:
   Advances to partnership ................................        (141,965)          (94,652)           (9,767)
   Acquisition of net assets from partnership investments .         (83,000)          (33,000)
   Purchase of equipment and leasehold improvements .......      (2,022,780)       (1,063,048)       (3,098,957)
   Proceeds from sale of equipment and leasehold
     improvements  ........................................          22,300            22,300
   Expenditures for trademark and corporate identity ......         (49,135)          (47,507)          (17,623)
                                                              ---------------   ---------------    ---------------
   Net cash used by investing activities ..................      (2,274,580)       (1,215,907)       (3,126,347)
                                                              ---------------   ---------------    ---------------
FINANCING ACTIVITIES:
   Checks drawn in excess of bank balances ................          76,293           118,109            75,534
   Net increase in short-term borrowings ..................       1,533,000           408,000           665,000
   Principal repayments of notes payable to officers ......         (55,631)          (55,631)
   Borrowings under notes payable .........................         100,000           100,000            50,000
   Principal repayments of notes payable ..................        (471,149)         (367,194)         (176,472)
   Proceeds from sale of Series A Preferred stock .........       1,616,625         1,616,625            12,500
   Proceeds from sale of Series B Preferred stock .........         168,682                           3,065,032
                                                              ---------------   ---------------    ---------------
   Net cash provided by financing activities ..............       2,967,820         1,819,909         3,691,594
                                                              ---------------   ---------------    ---------------
NET DECREASE IN CASH  .....................................         (54,731)         (102,035)           (1,439)
CASH:
   Beginning of period ....................................         136,924           136,924            82,193
                                                              ---------------   ---------------    ---------------
   End of period ..........................................     $    82,193       $    34,889       $    80,754
                                                              ===============   ===============    ===============

               See notes to consolidated financial statements.

                         TUSCANY, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

   NOTE 1: SIGNIFICANT ACCOUNTING POLICIES

   Operations: Tuscany, Inc. and subsidiary (the Company) was incorporated in the State of Washington in 1992 for the primary purpose of operating coffee roaster and bagel bakery stores. Such stores are located in the states of Pennsylvania, Ohio, Missouri, Colorado, and Texas.

   Principles of consolidation: Effective August 1, 1996, the Company accepted assignment of all shares of Expresso Real Estate Corp. The accounts of this wholly owned subsidiary are insignificant and are included with the accounts of Tuscany, Inc. in these consolidated financial statements. Any significant intercompany transactions are eliminated in consolidation.


   Going concern: The Company has experienced operating losses since inception which have been funded by the sales of stock, loans from shareholders, and through use of the Company's line-of-credit facility. In December 1996, the Company consumated a private placement of unsecured subordinated convertible debt with detachable warrants and a separate private placement of bridge notes with shares of the Company's common stock. In addition, the Company plans to file for an initial public offering of its common stock on Form SB-2. The Company intends to use the proceeds of these financings for repayment of indebtedness, construction and opening of coffee and bagel cafes and bars, sales and marketing expenses, working capital, and general corporate purposes. The Company's recurring operating losses, its working capital deficiency, and capital expenditure requirements raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.


   Dependence on sole source suppliers: The Company is dependent upon two suppliers for its supply of coffee and bagel dough. The coffee supplier purchases all of the green coffee beans and blends, roasts, stores, packages, and distributes all of the coffee which the Company uses in its operations. Although the Company has developed the recipes for its coffees and believes that there are alternative coffee blenders and roasters and bagel dough manufacturers available, the unavailability of the existing suppliers' services to the Company could result in delays in the delivery of coffee or bagel dough which would have a material adverse effect on the Company's operating results. Significant fluctuations in coffee bean prices could also have a significant impact on operations.

   Use of estimates in financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash management: The Company's cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Checks issued but not presented for payment to the bank are reflected as checks drawn in excess of bank balances in the accompanying financial statements.

   Inventory: Inventories consist of whole bean coffees, beverages, bakery products, coffee making equipment and accessories and are stated at the lower of cost (determined on a first-in, first-out basis) or market.

   Store preopening costs: The Company expenses store preopening costs when incurred.

   Equipment and leasehold improvements: Equipment and fixtures are depreciated using the straight-line method over ten years. Leasehold improvements are amortized over the shorter of ten years or the lease term.

   Construction in progress: Costs associated with acquiring leasehold improvements, fixtures and equipment while a store is under construction are recorded as construction in progress. Additionally, the Company capitalizes interest on debt incurred during the construction of a new store. When a store opens, all costs are then transferred to the appropriate property account and depreciated accordingly.

                         TUSCANY, INC. AND SUBSIDIARY

                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (unaudited) AND 1996

NOTE 1: SIGNIFICANT ACCOUNTING POLICIES  - (Continued)
   Goodwill and intangible assets: The Company has capitalized amounts relating to organizational expense, trademark costs, and goodwill. The Company amortizes organizational expenses and trademark costs for ten years and five years, respectively. Goodwill is amortized over the expected useful life of the individual asset, which ranges from ten to 15 years.


   Long-lived assets: The Company periodically reviews long-lived assets, including identified intangible assets and goodwill, for impairment to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable. Such review includes estimating expected future cash flows. No impairment loss provisions have been required to date.


   Fair value of financial instruments: The fair value of the Company's financial instruments for which the recorded amount is a reasonable estimate of the fair value include cash, accounts receivable, accounts payable, bank debt, and notes payable. The bank debt and notes payable are at currently available rates for such debt instruments with similar terms and maturities.


   Adoption of new accounting principle: During 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, for the purpose of recording equity instruments issued to nonemployees. The Company will account for stock-based compensation under its employee stock-based compensation plan in accordance with Accounting Principles Board (APB) Opinion No. 25. The effect of adopting SFAS No. 123 was not material. It is possible that the Company's estimate that it will recover such costs could change in the future.


   Unaudited Pro Forma Information: Pro forma net loss per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, of warrants issued, and after giving pro forma effect to the conversion of the Company's outstanding preferred stock, the conversion of the Company financing units issued in December 1996, and the surrender of 235,294 shares of common stock by two officers of the Company in connection with the Company financing transaction completed in December 1996. Pursuant to rules of the Securities and Exchange Commission, all common stock, warrants, and options issued by the Company at a price less than the estimated initial public offering price during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the calculation of common and common equivalent shares outstanding for the periods presented.

   Interim financial information: The interim financial information for the nine-month period ended September 30, 1995, was prepared by the Company in a manner consistent with the audited consolidated financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented.

NOTE 2: SUPPLEMENTAL CASH FLOW INFORMATION

   The Company paid interest in the amount of $76,753, $37,230, and $189,317, net of $17,600, $-0-, and $17,624 capitalized, for the year ended December 31, 1995, and the nine months ended September 30, 1995 (unaudited) and 1996, respectively.

   During 1995, the Company acquired the net assets of two partnerships, in which it was a 50% owner, for $83,000. Each partnership operated a coffee store, one located in Dallas, Texas and one located in Pittsburgh, Pennsylvania. Following is a summary of assets and liabilities recorded and removed as a result of the partnership purchases:

                         TUSCANY, INC. AND SUBSIDIARY

                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (unaudited) AND 1996

NOTE 2: SUPPLEMENTAL CASH FLOW INFORMATION  - (Continued)

                                           December 31,        September 30,
                                               1995                 1995
                                           --------------      ---------------
                                                                (unaudited)
Cash  ...............................        $  23,065            $  2,670
Inventory  ..........................            4,054
Current assets  .....................            3,345               2,951
Receivable from partnership  ........          (28,082)
Equipment and leasehold improvements           227,500             130,667
Investments in partnerships  ........         (132,053)            (79,870)
Deposits  ...........................           16,757               6,258
Goodwill  ...........................           51,180              49,090
Current liabilities  ................           (7,427)             (7,427)
Notes payable  ......................          (66,039)            (66,039)
Common stock  .......................           (9,300)             (5,300)
                                           --------------      ---------------
                                             $  83,000            $ 33,000
                                           ==============      ===============


   The Company financed $55,258 and $124,503 for the purchase of equipment and leasehold improvements through capital lease obligations in the nine months ended September 30, 1995, and the year ended December 31, 1995, respectively.


   On September 1, 1995, in response to certain shareholders guaranteeing the Company's line of credit, the Company issued 105,885 warrants with an expiration date of September 12, 2000, which entitle the holders to purchase shares of the Company's common stock for $.34 per share. The value of such warrants was recorded as contributed capital of $36,000 and was capitalized as deferred financing fees and amortized over the one-year term of the line of credit agreement.

   On September 1, 1996, in response to certain shareholders guaranteeing the Company's line of credit, the Company issued 29,412 warrants with an expiration date of September 6, 2001, which entitle the holders to purchase shares of the Company's common stock for $.34 per share. The value of such warrants was recorded as contributed capital of $10,000 and has been capitalized as deferred financing fees to be amortized over the six-month term of the line of credit agreement.

   During 1996, the Company entered into certain consulting contracts and contracted for certain legal services which required the Company to issue 235,294 warrants, which entitle the holders to purchase shares of the Company's common stock for $.34 per share. Such warrants have an expiration date of January 31, 2002. Additionally, the Company issued 22,624 shares of common stock for certain other consulting services received during the first nine months of 1996. The fair value of the warrants was determined based on the fair value of the services rendered.


NOTE 3: OTHER ASSETS

   The Company's other assets at September 30, 1996, are summarized as follows:

     Deposits  ....................................................    $136,737
     Deferred financing fees, net of accumulated amortization of
        $27,000 ...................................................      19,000
                                                                      ----------
                                                                       $155,737
                                                                      ==========


NOTE 4: INVESTMENT IN PARTNERSHIP

   Tuscany, Inc. has a general partnership interest in a partnership which operates a Tuscany store in Houston, Texas. The limited partner is also a shareholder and member of the Board of Directors of Tuscany, Inc. The

                         TUSCANY, INC. AND SUBSIDIARY

                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (unaudited) AND 1996

NOTE 4: INVESTMENT IN PARTNERSHIP  - (Continued)

partnership agreement states that after the limited partner has received 100% of his invested capital of $100,000, all net income is to be allocated equally between the general partner and the limited partner. Any deficits to partnership capital are to be borne 100% by the general partner; however, the general partner is not liable to the limited partner for the return of his capital contribution other than through profitable operations of the store. Based on the Company's lack of control of the partnership, the investment has been accounted for on the equity method.

NOTE 5: SHORT-TERM BORROWINGS

   At September 30, 1996, the Company's bank financing includes a loan in the amount of $1,600,000, which requires monthly interest payments on outstanding borrowings and three consecutive quarterly principal payments of $200,000 each, beginning December 1, 1996, with the remaining balance due on September 1, 1997. In addition, the bank financing provides a line of credit of $600,000, subject to an available borrowing base. The line of credit requires monthly interest payments and matures on March 1, 1997. The bank debt provides for a variable interest rate at 1.25% above the bank's prime rate (9.5% at September 30, 1996). All borrowings under the bank debt are guaranteed by certain shareholders, and such guarantors have collateralized interest in substantially all of the Company's assets. The agreement includes restrictive covenants which, among other things, restrict the level of asset additions, restrict the distribution of dividends, and require certain tangible net worth levels. As of September 30, 1996, the Company was not in compliance with certain of the covenants and has obtained appropriate waivers from the bank.

NOTE 6: NOTES PAYABLE

   Notes payable consisted of the following at September 30, 1996:

     Notes payable to officers, unsecured, accruing interest at 6%, maturing on the earlier of
        April 30, 1998, or 12 months following an initial public offering of the Company's
        common stock ..........................................................................    $ 48,016
     Note payable to shareholder, unsecured, accruing interest at 10%, maturing June 15, 1997      $ 50,000
     Long-term notes payable, unsecured, payable in monthly installments of varying amounts
        plus interest at rates ranging from 8% to 11%, maturing through December 1, 1998 ......      88,063
                                                                                                  ----------
                                                                                                   $186,079
                                                                                                  ==========

   Scheduled principal payments on notes payable for the next five years ending September 30 are as follows:
         1997                   $ 90,200
         1998                      71,816
         1999                      10,800
         2000                       2,600
         2001                       2,800
         Thereafter                 7,863
                                 ---------
                                 $186,079
                                 =========

NOTE 7: COMMITMENTS

   Leasing agreements: The Company leases its retail store locations and office space under operating leases which range in term from one to ten years with renewal options ranging from five to ten years. Store leases generally require a fixed monthly rental and contingent rents based upon gross sales.

                         TUSCANY, INC. AND SUBSIDIARY

                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (unaudited) AND 1996

NOTE 7: COMMITMENTS  - (Continued)

Rent expense was as follows:


                                                        September 30,
                           December 31,         ------------------------------
                               1995                 1995              1996
                           -------------         -----------        ----------
                                                (unaudited)
Minimum rentals  ..          $437,000             $325,800          $619,300
Contingent rentals              4,700                2,700            13,200
                           -------------         -----------        ----------
                             $441,700             $328,500          $632,500
                           =============         ===========        ==========


   The Company has entered into capital leases for acquisition of equipment and fixtures under agreements which range in term from 24 to 60 months at imputed interest rates ranging from 7.9% to 33.2%. Assets under capital lease obligations aggregated $118,100 (net of $114,900 accumulated amortization) at September 30, 1996.

   A summary of the Company's minimum lease obligations for the next five years ending September 30 is as follows:

                                                  Capital          Operating
                                                   leases           leases
                                                 ----------       ------------
1997                                              $ 84,000        $1,140,000
1998                                                77,000         1,251,000
1999                                                21,856         1,151,000
2000                                                                 967,000
2001                                                                 770,000
Thereafter                                                         4,584,000
                                                 ----------       ------------
Total minimum lease commitments                    182,856        $9,863,000
                                                                  ============
Less amounts representing interest                 (49,378)
                                                 ----------
Present value of capital lease obligations         133,478
Less current portion                               (51,599)
                                                 ----------
Long-term capital lease obligations               $ 81,879
                                                 ==========


NOTE 8: SHAREHOLDERS' EQUITY

   The Company has two series of Preferred stock outstanding at September 30, 1996, having specific rights and preferences. The Preferred stock is convertible at a rate of one share of common stock for 3.4 shares of Preferred stock and may be converted at any time by the holder, and at certain other times by the Company. Conversion by the Company is dependent upon 51% or more of the shares voting for such conversion to common stock or the registration of Company shares for a public offering.

   During the first nine months of 1996, the Company issued 10,000 shares of Series A Preferred stock at an issuance price of $1.25 per share. The proceeds received from this issue were $12,500. The Company also issued 1,658,750 shares of Series B Preferred stock at an issuance price of $2.00 per share. The proceeds received from this issue, net of issuance costs of $252,468, were $3,065,032.

   In the event of liquidation of the Company, the holder of each share of Preferred stock is entitled to receive, out of the assets of the Company available for distribution to shareholders, a liquidation preference before any distribution of assets to the holders of common stock. The liquidation preference is $1.25 per share and $2.00 per share for Series A and B, respectively. The priority liquidation rights attributable to holders of Series B Preferred stock are superior to the liquidation rights attributable to holders of Series A Preferred stock. The aggregate liquidation preference of Series A and B Preferred stock at September 30, 1996, is $6,957,500.

                         TUSCANY, INC. AND SUBSIDIARY

                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (unaudited) AND 1996

NOTE 8: SHAREHOLDERS' EQUITY  - (Continued)

   In connection with various financing transactions, the Company issued warrants which entitle the holders to purchase shares of the Company's common stock at $.34 per share. A summary of the warrants outstanding and exercisable at September 30, 1996, is as follows:

                                                Number
                                              of warrants
                                                issued               Expiration date
                                             -------------   --------------------------------
September 1995 guarantee of line of credit      105,885     September 12, 2000, with forced
                                                            exercise immediately prior to an
                                                            initial public offering of the
                                                            Company's common stock
September 1996 guarantee of line of credit       29,412     September 6, 2001, with forced
                                                            exercise immediately prior to an
                                                            initial public offering of the
                                                            Company's common stock
September 1996 consulting agreements and
  legal services                                235,294     January 31, 2002
                                             -------------
Total outstanding at September 30, 1996         370,591
                                             =============


NOTE 9: INCOME TAXES

   At September 30, 1996, the Company had net deferred tax assets of approximately $1,362,000, which primarily consisted of the tax benefit of net operating losses available to offset future income tax obligations totalling $4,020,000, which expire through 2011. A valuation allowance in the full amount of the net deferred tax asset balance has been established, as there is no assurance that the Company will be able to realize such tax assets in the future.

NOTE 10: RELATED PARTY TRANSACTION

   The Company received a $100,000 advance from Boyds Coffee Company, a preferred shareholder and the Company's major supplier of roasted coffee beans, which was repaid through the purchase of 110,000 pounds of coffee from Boyds at a $1 per pound premium. The Company completed such repayment prior to September 30, 1996.

NOTE 11: SUBSEQUENT EVENTS


   Company financing: In November and December 1996, the Company consummated a private placement (the Company Financing) of 36 units (the Company Financing Units), each Company Financing Unit consisting of (i) a convertible promissory note of the Company in the principal amount of $50,000, bearing interest at an annual rate of 9%, payable quarterly commencing December 31, 1996 (each, a Company Financing Note) and (ii) 10,353 warrants, each to purchase one share of common stock (the Company Financing Warrants). The entire $1,800,000 in principal amount of, plus accrued and unpaid interest on, the Company Financing Notes will automatically be converted into shares of common stock (at the rate of one share of common stock for each $3.74 of indebtedness) immediately prior to the consummation of an initial public offering of the Company's common stock. The outstanding Company Financing Warrants are exercisable at a price of $5.00 per share for a period of two years commencing upon the consummation of an initial public offering.


   Related party transaction: In November 1996, two of the Company's officers each surrendered 117,647 shares of common stock to the Company for cancellation.

                         TUSCANY, INC. AND SUBSIDIARY

                YEAR ENDED DECEMBER 31, 1995, AND NINE MONTHS
                ENDED SEPTEMBER 30, 1995 (unaudited) AND 1996

NOTE 11: SUBSEQUENT EVENTS  - (Continued)

   Initial public offering: In November 1996, the Company's Board of Directors entered into a letter of intent with an underwriter for the purpose of completing an initial public offering of the Company's common stock.


   Bridge financing: In December 1996, the Company also consummated a private placement (the Bridge Financing) of 18 units (the Bridge Units), each $50,000 Bridge Unit consisting of (i) an unsecured nonnegotiable promissory note of the Company in the principal amount of $50,000, bearing interest at the rate of 9% per year, payable semi-annually, and maturing at the earlier of December 23, 1997, or upon the consummation of an initial public offering of the Company's common stock (each, a Bridge Note) and (ii) 10,000 shares of common stock. After payment of $90,000 in placement agent fees to the underwriter, which acted as placement agent for the Company in connection with the Bridge Financing, and other offering expenses of approximately $50,000, the Company received net proceeds of approximately $760,000 from the sale of the Bridge Units.


   In the event the Bridge Notes are not paid in full when due, the interest shall accrue on the unpaid amount from the initial date of nonpayment to the date of payment at the rate of 18% per annum. In addition, in the event the Company fails to repay the Bridge Notes in full on or prior to their maturity date, each holder of a Bridge Note will receive, on the next business day following the maturity date and again at the end of each successive six-month period following the maturity date, an additional 5,000 shares of common stock for each $50,000 in principal amount then outstanding under the holder's Bridge Note.

   In the event that the Company fails, under certain circumstances, to maintain an effective registration statement with respect to the shares of common stock sold in the Bridge Financing during the applicable registration period, the Company will be required to issue up to 45,000 additional shares of common stock.


   Stock option plan: In December 1996, the Company's shareholders approved a stock option plan which provides for the award of a maximum of 350,000 stock options at fair market value on the date of grant to certain employees and nonemployees. The options vest over a period as determined at the date of grant and generally expire ten years from the date of grant. The Company granted options to purchase 203,000 shares at an exercise price of $5.00 to certain employees and directors under the Plan.

   Reverse stock split: In December 1996, the Company's shareholders approved a resolution to effect a 1-for-3.4 reverse stock split. The reverse stock split has been given retroactive recognition in all periods presented in the accompanying financial statements.

   Tax loss carryforwards: As a result of the completion of the Company's planned initial public offering, the Company may incur a change in ownership as defined under Section 382 of the Internal Revenue Code of 1986. Such change in ownership would impose certain limitations on the utilization of the Company's net operating loss carryforwards.

=============================================================================

   No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ............................................        3
Risk Factors  ..................................................        8
Use of Proceeds  ...............................................       17
Dilution  ......................................................       18
Dividend Policy  ...............................................       19
Capitalization  ................................................       20
Selected Financial Data  .......................................       21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...................................................       22
Business  ......................................................       26
Management  ....................................................       36
Principal Shareholders  ........................................       41
Certain Transactions  ..........................................       42
Description of Securities  .....................................       44
Shares Eligible for Future Sale  ...............................       47
Underwriting  ..................................................       47
Legal Matters  .................................................       49
Experts  .......................................................       49
Additional Information  ........................................       49
Index to Financial Statements.  ................................      F-1

                                    ------

   Until     , 1997, (25 days after the date of this Prospectus), all dealers effecting transactions in the shares of Common Stock or Warrants offered hereby, whether or not participating in this distribution may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

=============================================================================

=============================================================================




                                TUSCANY, INC.






                       1,600,000 SHARES OF COMMON STOCK
                                     AND
                       REDEEMABLE WARRANTS TO PURCHASE
                       1,600,000 SHARES OF COMMON STOCK




                                    ------

                                  PROSPECTUS
                                    ------






                         PARAGON CAPITAL CORPORATION






                                       , 1997




=============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the "WBCA") contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the WBCA, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the WBCA as currently in effect, this provision limits a director's liability except where such director breaches a duty based upon an action or omission that involves intentional misconduct, or a knowing violation of law, conduct resulting in an unlawful distribution of the Registrant's assets in violation of the WBCA or any transaction for which such person will receive a benefit in money, property or services to which such person is not entitled. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

   The Articles of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Washington, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the Articles of Incorporation require the Registrant to indemnify, to the full extent permitted by law, any director or officer of the Registrant.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 28.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's nonaccountable expense allowance) are as follows:

 Securities and Exchange Commission registration fee  ........    $  5,631.51
NASD filing fee  ............................................        2,358.00
Nasdaq listing fee  .........................................          *
Underwriter's consulting fee  ...............................       60,000.00
Printing and engraving expenses  ............................          *
Legal fees and expenses  ....................................          *
Accounting fees and expenses  ...............................          *
Blue sky fees and expenses (including legal fees)  ..........          *
Transfer agent, warrant agent and registrar fees and
  expenses ..................................................          *
Miscellaneous  ..............................................          *
                                                                  ------------
     Total  .................................................     $399,200.00
                                                                  ============

------
* To be filed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   Since December 1993, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Act") in the following transactions (in each case giving retroactive effect to the subsequent stock splits):

   1. In July 1994, the Company issued an aggregate of 61,765 shares of Common Stock to two directors for $.001 per share.

   2. In July 1994, the Company issued an aggregate of 17,647 shares as partial consideration to a director for making a loan to the Company.

   3. From September 1994 to June 1995, the Registrant issued 2,766,000 shares of Series A Preferred Stock to 91 investors at $1.25 per share.

   4. From August 1995 to September 1995, the Company issued an aggregate of 27,353 shares of Common Stock to three persons as partial consideration in connection with the dissolution of two limited partnerships.


   5. From September 1995 to September 1996, the Registrant issued warrants to purchase an aggregate of 135,297 shares of Common Stock at an exercise price of $.34 per share, to eleven persons in consideration for their guarantying certain of the Company's obligations.


   6. From December 1995 to August 1996, the Registrant issued 1,750,000 shares of Series B Preferred Stock to 123 investors at $2.00 per share.

   7. In August 1996, the Registrant issued warrants to purchase 132,353 shares of Common Stock at an exercise price of $.34 per share to an individual in exchange for legal services rendered.

   8. In August 1996, the Registrant issued warrants to purchase 102,941 shares of Common Stock at an exercise price of $.34 per share to an individual in exchange for consulting services rendered.

   9. In November 1996, the Registrant issued 22,624 shares of Common Stock to five persons for services rendered pursuant to agreements entered into in January 1996.

   10. From November to December 1996 the Registrant issued 36 Company Financing Units, each Company Financing Unit consisting of (i) an unsecured subordinated convertible promissory note in the amount of $50,000 and (ii) warrants to purchase 10,353 shares of Common Stock. The Company Financing Units were purchased by 60 investors at a price of $50,000 per Company Financing Unit.

   11. In December 1996, the Registrant issued 18 Bridge Units, with each Bridge Unit consisting of 10,000 shares of Common Stock and a promissory note in the principal amount of $50,000. The Bridge Units were purchased by 23 investors for $50,000 per Bridge Unit.

   The sales and issuances of the Series A Preferred Stock, Series B Preferred Stock, Company Financing Units, Bridge Units, Warrants and Common Stock described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All purchasers had adequate access, through their employment or other relationships, to sufficient information about the Registrant to make an informed investment decision.

ITEM 27. EXHIBITS.

   Exhibit
   Number     Description
 -----------   -----------
 1.1          Form of Underwriting Agreement.
 3.1          Articles of Incorporation, as amended, of the Registrant.
 3.2          Bylaws, as amended, of the Registrant.
*4.1          Form of Registrant's Common Stock Certificate.
 4.2          Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
 4.3          Form of Public Warrant Agreement among the Registrant, Paragon Capital Corporation, as Underwriter and Continental
              Stock Transfer & Trust Company, as Warrant Agent.
*4.4          Form of Registrant's Public Warrant Certificate.
*5.1          Opinion of Cairncross & Hemplemann, P.S.
 10.1         $1,600,000 Promissory Note issued by Registrant to Seafirst Bank, dated August 30, 1996.
 10.2         $600,000 Promissory Note issued by Registrant to Seafirst Bank, dated August 30, 1996.
 10.3         Business Loan Agreement between the Registrant and Seafirst Bank, dated August 30, 1996.
 10.4         Security Agreement among the Company and certain guarantors, dated September 13, 1995.
 10.5         Security Agreement among the Company and certain guarantors, dated September 13, 1996.
 10.6         Form of Employment Agreement between Registrant and Jim Simonson, dated January 1, 1997.
 10.7         Form of Employment Agreement between Registrant and Mark McDonald, dated January 1, 1997.
 10.8         Form of Employment Agreement between Registrant and Chris Mueller, dated January 1, 1997.
*10.9         1996 Stock Option Plan.
 11.1         Statement of Computation of Earnings Per Share.
 23.1         Consent of Deloitte & Touche, L.L.P., Independent Certified Public Accountants.
*23.2         Consent of Cairncross & Hemplemann, P.S. (will be contained in such firm's opinion filed as Exhibit 5.1).
*23.3         Consent of Tenzer Greenblatt LLP
 24.1         A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
 27.1         Financial Data Schedule.

------
* To be filed by amendment.

ITEM 28. UNDERTAKINGS.

   The undersigned registrant hereby undertakes to:

   (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) include any prospectus required by section 10(a)(3) of the Securities Act.
       (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;
       (iii) include any additional or changed material information on the plan of distribution;

   (2) for determining liability under the Securities Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be initial bona fide offering; and

   (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the standby under writing agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and
(3) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Seattle, State of Washington on December 23, 1996.


                                          TUSCANY, INC.


                                          By: /s/ Jim Simonson
                                              -------------------------------
                                               President and
                                               Chief Executive Officer

                              POWER OF ATTORNEY

   Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jim Simonson, Mark McDonald and Chris Mueller, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including pre-effective amendments and post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Tuscany, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

       Signatures                             Title(s)                              Date
 -----------------------   ----------------------------------------------   ---------------------
/s/ Jim Simonson          President, Chief Executive Officer and Director      December 23, 1996
  ----------------------
  Jim Simonson

/s/ Mark McDonald         Executive Vice President and Director                December 23, 1996
  ----------------------
  Mark McDonald

/s/ Chris Mueller         Executive Vice President, (Principal Financial       December 23, 1996
  ----------------------  Officer and Principal Accounting Officer) and
  Chris Mueller           Director

/s/ Jerome Alhadeff       Director                                             December 23, 1996
  ----------------------
  Jerome Alhadeff

/s/ David Cohn            Director                                             December 23, 1996
  ----------------------
  David Cohn

/s/ Keith Grinstein       Director                                             December 23, 1996
  ----------------------
  Keith Grinstein

/s/ Ottie Ladd            Director                                             December 23, 1996
  ----------------------
  Ottie Ladd

/s/ Greg Maffei           Director                                             December 23, 1996
  ----------------------
  Greg Maffei

/s/ James Milgard         Director                                             December 23, 1996
  ----------------------
  James Milgard

/s/ John Parkey           Director                                             December 23, 1996
  ----------------------
  John Parkey

                                EXHIBIT INDEX

   Exhibit
   Number            Description
 -----------   -------------------
1.1           Form of Underwriting Agreement.
3.1           Articles of Incorporation, as amended, of the Registrant.
3.2           Bylaws, as amended, of the Registrant.
4.2           Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate.
4.3           Form of Public Warrant Agreement among the Registrant, Paragon Capital Corporation, as Underwriter and
              Continental Stock Transfer & Trust Company, as Warrant Agent.
10.1          $1,600,000 Promissory Note issued by Registrant to Seafirst Bank, dated August 30, 1996.
10.2          $600,000 Promissory Note issued by Registrant to Seafirst Bank, dated August 30, 1996.
10.3          Business Loan Agreement between the Registrant and Seafirst Bank, dated August 30, 1996.
10.4          Security Agreement among the Company and certain guarantors, dated September 13, 1995.
10.5          Security Agreement among the Company and certain guarantors, dated September 13, 1996.
10.6          Form of Employment Agreement between Registrant and Jim Simonson, dated January 1, 1997.
10.7          Form of Employment Agreement between Registrant and Mark McDonald, dated January 1, 1997.
10.8          Form of Employment Agreement between Registrant and Chris Mueller, dated January 1, 1997.
11.1          Statement of Computation of Earnings Per Share.
23.1          Consent of Deloitte & Touche, L.L.P., Independent Certified Public Accountants.
24.1          A power of attorney relating to the signing of amendments hereto is incorporated in the signature pages of this Registration Statement.
27.1          Financial Data Schedule.